Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

INVENTURE FOODS, INC.,

FFF ACQUISITION SUB, INC.,

FRESH FROZEN FOODS, LLC

and

its MEMBERS

Dated as of November 8, 2013

4.11	Contracts and Commitments	29

4.12	Proprietary Rights	31

4.13	Litigation; Proceedings	32

4.14	Brokerage	32

4.15	Governmental Authorizations and Permits	32

4.16	Employees	32

4.17	Employee Benefit Plans	33

4.18	Insurance	35

4.19	Affiliate Transactions	35

4.20	Compliance with Laws	35

4.21	Environmental Matters	35

4.22	Product Recall	37

4.23	Customers and Suppliers	37

4.24	Books and Records	37

4.25	Disclosure	37

4.26	Reliance	37

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF INVENTURE AND BUYER	37

5.1	Organization and Corporate Power	37

5.2	Authorization of Transactions	38

5.3	No Violation	38

5.4	Governmental Authorities and Consents	38

5.5	Brokerage	38

5.6	Financial Capability	38

ARTICLE 6	INDEMNIFICATION AND RELATED MATTERS	38

6.1	Survival	38

6.2	Indemnification	39

ARTICLE 7	ADDITIONAL AGREEMENTS	43

7.1	Tax Matters	43

7.2	Press Releases and Announcements	44

7.3	Further Transfers	44

7.4	Specific Performance	44

7.5	Expenses	44

ii

	7.6	Non-Competition; Non-Solicitation and Confidentiality	45

	7.7	Employee and Employee Benefit Matters	47

	7.8	Insurance	48

	7.9	Transition Services	49

	7.10	Discharge of Liabilities	49

	7.11	Use of Names	49

	7.12	Financial Statements	49

ARTICLE 8		MISCELLANEOUS	49

	8.1	Amendment and Waiver	49

	8.2	Notices	50

	8.3	Binding Agreement; Assignment	50

	8.4	Severability	50

	8.5	Construction	51

	8.6	Captions and Headings	51

	8.7	Entire Agreement	51

	8.8	Counterparts	51

	8.9	Governing Law	51

	8.10	Parties in Interest	51

	8.11	Consent to Jurisdiction	51

	8.12	Delivery by Facsimile or Electronic Transmission	52

	8.13	Attorneys’ Fees	52

	8.14	No Merger	52

EXHIBITS

A	Griffin Employment Agreement
B	Parson Employment Agreement
C	Carvacho Buyer Employment Agreement
D	Estimated Net Working Capital Statement
E	Escrow Agreement
F	Bill of Sale
G	Opinion

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of November 8, 2013, by and among Inventure Foods, Inc., a Delaware corporation (“Inventure”), FFF Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Inventure (“Buyer”), and Fresh Frozen Foods, LLC, a Georgia limited liability company (the “Company”), and each of Billy F. Griffin, Jr., Stephen Parson and the Griffin Family Trust (each a “Member” and collectively, the “Members”).  Inventure, Buyer, the Company, and the Members are collectively referred to herein as the “Parties” and each individually is referred to as a “Party.”

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyer desires to acquire from the Company, and the Company desires to sell to Buyer, all assets and properties used in or relating to the frozen foods processing, packaging and distributing business conducted by the Company as of the Closing Date, including without limitation the “Fresh Frozen Foods” brand name and all derivatives thereof (the “Business”), and Buyer desires to assume, and the Company desires to assign and transfer, certain liabilities of the Company primarily incurred in connection with the Business, in each case as more fully set forth herein.

WHEREAS, the Members acknowledge that they will be substantially benefited by the transactions contemplated by this Agreement, and as a material inducement to Inventure’s and Buyer’s willingness to enter into this Agreement, which Inventure and Buyer would not enter into absent the Members’ execution of this Agreement, the Members have agreed to join in this Agreement as contemplated herein.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and the representations, warranties, promises and covenants set forth herein, the Parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

1.1  Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Accounts Receivable” means all notes and accounts receivable of the Company relating to the Business as of the Closing Date.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.

“Buildings” means all buildings (whether existing or currently under construction), improvements, fixtures, furniture and fittings located at the Owned Real Property.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday which is not a day on which banking institutions in Phoenix, Arizona are authorized or obligated to close by law.

“Carvacho Company Employment Agreement” means that certain employment agreement, effective as of May 9, 2013, by and between the Company and Ruben Carvacho.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“Chatham Loan Agreement” means that certain Loan and Security Agreement, dated as of June 28, 2007, as amended on December 18, 2007, January 30, 2008, April 22, 2008 and December 16, 2008, and as modified on February 25, 2011, December 29, 2011 and December 24, 2012, by and among the Company and Chatham Credit Management III, LLC, as agent for Chatham Investment Fund III, LLC and Chatham Investment Fund QP III, LLC, and as administrative agent.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

“Company Methodologies” means the principles, practices, methodologies and policies used by the Company in the preparation of its December 31, 2012 audited financial statements; provided, however, only to the extent that such principals, practices, methodologies and policies conform with GAAP and fairly present the Company’s financial condition and results of operations.

“Company Records” means the original minute and stock books, and other current and historical books and records of the Company.

“Contract” means any contract, license, sublicense, franchise, permit, mortgage, purchase order, indenture, loan agreement, note, Lease, agreement, obligation, commitment, understanding, instrument or other commitment to enter into any of the foregoing (in each case, whether written or oral).

“Current Assets” means all assets of the Company that, in accordance with GAAP, constitute current assets of the Company of the kind contemplated by the current asset line items set forth on the Estimated Net Working Capital Statement:  (a) including (i) Accounts Receivable, (ii) Inventory, and (iii) Deposits and Prepaid Expenses, but (b) excluding the Excluded Assets.

“Current Liabilities” means all liabilities of the Company that, in accordance with GAAP, constitute current liabilities of the Company of the kind contemplated by the current liability line items set forth on the Estimated Net Working Capital Statement, excluding Excluded Liabilities.

“Customer List” means the list of customers of the Business listed on Schedule 1.1(a) attached hereto, which list also includes the gross amount received from each such customer during the 12-month period ended September 30, 2013.

“Deposits and Prepaid Expenses” means deposits and prepaid expenses, other than prepaid income taxes, attributable to the Business as of the Closing Date.

“Earnout Year” means the 12-month period ending December 31, 2014.

“EBITDA of the Business” means the actual earnings before interest, taxes, depreciation and amortization for the Business, operated as a separate subsidiary of Buyer, determined in good faith in accordance and consistent with the Company Methodologies.

For the avoidance of doubt, the calculation of EBITDA of the Business will:

(a)           Include only such expenses and allocations that are consistent with the expenses and allocations that would be attributable to the Business as an on-going stand-alone business, but excluding Buyer overhead allocations (including without limitation allocations for items such as management fees (excluding insurance coverage allocations not to exceed $253,000.00), home office expenses, executive travel, information technology, and other general and administrative cost items) and other Buyer business decisions that are materially inconsistent with the manner in which the Company operated the Business as an on-going stand-alone business prior to Closing; and

(b)           Exclude any synergistic benefits to the Business provided by Buyer that would not be available to the Business absent this Agreement and the transactions contemplated hereby.

“Environmental and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, odor or radiation, as the foregoing are enacted and in effect prior to or on the Closing Date.

“Environmental Lien” means any Lien, whether recorded or unrecorded, in favor of any governmental entity, relating to any liability of the Company arising under any Environmental and Safety Requirements.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Equipment” means all vehicles, machinery, equipment, tools, computers and other tangible personal property and assets used in the Business, including without limitation the IQF Tunnel, all improvements installed or to be installed in the Buildings.

“Excluded Liabilities” means any Liabilities arising out of, relating to, resulting from or caused by any transaction, status, event, condition, occurrence or situation existing, arising or occurring (i) in connection with the ownership or operation of the Business and/or the Purchased Assets on or prior to the Closing Date or (ii) in connection with the Company’s businesses or activities at any time prior to, on or after the Closing Date, in each case other than the Assumed Liabilities.  Without limiting the generality of the foregoing, Excluded Liabilities shall include (a) Liabilities of the Company under the Transaction Documents to which the Company is a party, (b) except to the extent (but only to the extent) reflected in any negative adjustment of the Purchase Price under Section 2.7, the amount of which is paid by the Company to Seller in cash in accordance with Section 2.7(f)(ii), Liabilities for any claims (whenever made) or proceedings arising out of, relating to, resulting from or caused by the operation of the Business or any products grown, manufactured, packaged, distributed or sold by the Company with respect to the Business at any time on or prior to the Closing Date; (c) Liabilities for any Indebtedness or any other payment owed by the Company or secured by any of the Purchased Assets, other than Indebtedness that constitutes Current Liabilities included in the Final Closing Balance Sheet; (d) Liabilities for any Taxes including any assessments, claims or liabilities (including interest and/or penalties) for Taxes relating to, imposed upon or assessed against the Purchased Assets, the Business or the sales, income, property or business of the Company in each instance for periods ending on or before the Closing Date and/or resulting from the sale or transfer of the Purchased Assets hereunder, and (e) Liabilities for any claim, damage, fine or penalty (including interest) arising from events occurring prior to the Closing Date for personal injury, property damage, violation of immigration laws or employee welfare and safety laws, employment discrimination or infringement relating to the Company’s use of any intellectual property.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government, whether federal, state or local, or any other political subdivision thereof, or any agency, tribunal or instrumentality of any such governmental or political subdivision, or any other Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Substance” means any substance or material that is considered, described, characterized or listed as a toxic or hazardous substance, waste or material, or a pollutant, or a contaminant or an infectious waste, or words of similar import, in or under any applicable Environmental and Safety Requirements, or chemicals, substances, materials or compounds that are otherwise subject to regulation, prohibition, control or remediation under or that give rise to liability under, any applicable Environmental and Safety Requirements, and includes without limitation asbestos, petroleum and petroleum products, methyl tertiary-butyl ether, polychlorinated biphenyls, urea formaldehyde, radon gas and radioactive matter.

“Indebtedness” means (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, (iv) any commitment by which a Person assures a creditor against loss (including contingent reimbursement Liabilities with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), (vi) any Liabilities under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which Liabilities a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person’s assets, and (viii) all Liabilities (including increased obligations) of the Business arising in whole or in part from the transactions contemplated hereby (including transaction bonuses, retention bonuses and severance obligations); together with, in each case, interest, penalties, redemption premiums, and prepayment obligations.

“Intergovernmental Agreement” means that certain Intergovernmental Agreement, entered into as of May 20, 2002, by and among, the City of Thomasville, Georgia and the Joint Development Authority of Brooks, Colquitt, Grady, Mitchell, and Thomas Counties.

“Intergovernmental Agreement Assignments” means that certain (i) Assignment and Assumption of Rights and Obligations Under Intergovernmental Agreement, effective as of February 1, 2009, by and among, A. Duda & Sons, Inc., Duda Products, Inc., the Company, and with the consent of the City of Thomasville and the Joint Development Authority of Brooks, Colquitt, Grady, Mitchell, and Thomas Counties; and (ii) Final Duda Assignment and Fresh Frozen Assumption of Rights and Obligations Under Intergovernmental Agreement, effective as of December 29, 2011, by and among, A. Duda & Sons, Inc., Duda Products, Inc., the Company, and with the consent of the City of Thomasville and the Joint Development Authority of Brooks, Colquitt, Grady, Mitchell, and Thomas Counties; and (iii) Assignment and Assumption of Rights and Obligations Under Declaration of Easements, effective as of December 29, 2011, by and among A. Duda & Sons, Inc., Duda Products, Inc., the Company, and with the consent of the City of Thomasville and the Joint Development Authority of Brooks, Colquitt, Grady, Mitchell, and Thomas Counties.

“IQF Tunnel” means the Frigoscandia FLoFREEZE™ M Freezer Model FF M4 and the FMC Frigoscandia Modular Single-Stage Refrigeration System.

“IT Assets” means the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation used in the operation of the Business.

“Inventory” means seeds and plants at all stages of growth and harvesting, raw materials, work-in-process, finished goods, inventories, repair and replacement parts, collateral materials and supplies.

“Jefferson Mortgage” means that certain promissory note dated as of July 27, 2005, by and between the Company and Aurora Bank Commercial Services (formerly known as Lehman Brothers Bank, FSB).

“Knowledge” as used in the phrases “to the Knowledge of the Company,” “to the Company’s Knowledge” or phrases of similar import means the actual knowledge or awareness of Billy F. Griffin, Jr. and Stephen Parson after reasonable inquiry, exercising reasonable diligence, with respect to the particular matter in question.

“Land” means the parcels described on Schedule 1.1(b) attached hereto.

“Lease” means all of the right, title and interest of the Company in any leases, subleases, licenses, concessions, leasehold improvements and any other agreements in the nature of a lease, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company for the Business.

“Letter of Intent” means that certain letter agreement between Inventure Foods, Inc. and the Company dated as of August 21, 2013.

“Liability” means any liability, debt, obligation, deficiency, Tax, penalty, assessment, fine, claim, cause of action or other loss, fee, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Lien” means any mortgage, pledge, security interest, purchase money interest, encumbrance, claim, Tax, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof) or any agreement to file any of the foregoing, any sale of receivables with recourse against the Company or any of its Affiliates, and any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute.

“Material” shall be interpreted based on a reasonable purchaser’s view after considering the context in which the term is used, but in no event shall it include any matter that, results in or might result in costs, expenses, damages, payments or other Liabilities of, to or involving, or claims by or against the Business involving less than $25,000.00 or, taken in the aggregate with all other related matters, involving less than $100,000.00.

“Material Adverse Effect” means an event, transaction, condition or change that, individually or in the aggregate, has had or could reasonably be expected to have a Material adverse effect on the business, assets, Liabilities, condition (financial or otherwise), or operating results of the Business.

“Net Working Capital” means Current Assets minus Current Liabilities.

“Ordinary Course of Business” means in the ordinary course of business, consistent with past practice.

“Owned Real Property” means the Land, including all easements, servitudes, licenses, rights of way, permits, and the other appurtenances thereto, including appurtenant rights in and to public streets, whether or not vacated.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permitted Encumbrances” means (i) Liens for current Taxes, assessments, fees and other charges by any Governmental Authority that are not due and payable as of the Closing Date; (ii) Liens of carriers, produce suppliers, warehouse persons, mechanics and material persons and other Liens imposed by law (including, without limitation, the Perishable Agricultural Commodities Act) incurred in the ordinary course of business for sums not yet due and payable; and (iii) easements, rights-of-way, restrictions and other similar matters on or affecting any Owned Real Property or the Buildings and set forth on Schedule 1.1(c), in each case which do not materially interfere with the Ordinary Course of Business of the Company or the Business.

“Person” means an individual, a partnership, a limited liability company, a corporation (including any non-profit corporation), a cooperative, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Authority, body or entity or any department, agency or political subdivision thereof.

“Proprietary Rights” means all of the Company’s proprietary rights in and to intellectual property used by the Company in connection with the Business, including without limitation all patents, patent applications, patent licenses, trademarks, trade names (whether or not registered) and registrations and applications therefore, domain names, trade secrets, technology, technical information, know-how, formulae, designs and drawings, computer software, slogans, copyrights, processes and other similar intangible property and rights, including all income, royalties, damages, equitable relief and payments due or payable prior to or at the Closing or thereafter (including damages, equitable relief and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world).  With respect to all trademarks, service marks, industrial designs, trade dress, internet domain names and web sites, logos, topographies, trade names, brand names and corporate names, Proprietary Rights shall include all goodwill associated therewith.  With respect to all trade secrets, Proprietary Rights shall include all ideas, formulae, plates, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information (including pricing and margins therefor).

“Real Estate Encumbrances” means any restrictions on use of the Owned Real Property or Buildings that would prevent or hinder the use of such Owned Real Property or Buildings in a manner consistent with the current use of the particular parcel of Owned Real Property or the Buildings by the Business, or which would result in the loss of the Owned Real Property or the Buildings as the result of any foreclosure or similar action.

“Regulation S-X” means Regulation S-X promulgated by the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

“Release” shall have the meaning set forth in CERCLA, except that it shall be deemed to include without limitation the release of any Hazardous Substance as defined herein.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, capital gains, franchise, alternative or add-on minimum, estimated, sales, use, goods and services, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, employment, disability, payroll, license, employee or other withholding, contribution or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Target Working Capital” means $4,200,000.00.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Thomasville Mortgage” means that certain promissory note dated as of December 29, 2011, by and between the Company and Ameris Bank.

“Townsend Note and Security Agreement” means that certain promissory note and security agreement dated as of May 2, 2013, by and between the Company and Townsend & Co.

“Transaction Documents” means this Agreement and any and all ancillary documents necessary to consummate the transactions contemplated hereby.

“Water Treatment Facility” means collectively, the Plant and the Pretreatment Facility, as such terms are defined in the Intergovernmental Agreement Assignments.

“Wells” means all wells, whether primary or backup, on the Real Property.

1.2       Other Definitions.  Each of the following defined terms has the meaning given such term in the Section set forth opposite such defined term:

Defined Term	Section Reference
Accountant	Section 2.7(d)
Agreement	Preamble
Allocation	Section 7.1(b)
Ameris Bank	Section 2.4(b)(iv)
Applicable Limitation Date	Section 6.1(a)
Assumed Liabilities	Section 2.2(a)
Building Work	Section 4.8(b)
Business	Recitals
Buyer	Preamble
Buyer Parties	Section 6.2(a)

Cap	Section 6.2(c)(ii)
Carvacho Buyer Employment Agreement	Section 2.3(c)(iii)
Cash Purchase Price	Section 2.4
Chatham Credit	Section 2.4(b)(ii)
Claim	Section 6.2(d)
Claims Made Policies	Section 7.8
Closing	Section 2.3(a)
Closing Date	Section 2.3(a)
Closing Transactions	Section 2.3(c)
Company	Preamble
Company Parties	Section 6.2(b)
Competitive Business	Section 7.6(a)
Confidential Information	Section 7.6(c)
Controlled Group	Section 4.17(d)
Deductible	Section 6.2(c)(ii)
Dispute Notice	Section 2.11(d)
Earnout Objection Notice	Section 2.8(c)
Earnout Notice	Section 2.8(b)
Earnout Payment	Section 2.8(a)
Earnout Threshold	Section 2.8(b)(i)
Employees	Section 7.7(a)
EPL and D&O Extended Reporting Period	Section 7.8
Escrow Agent	Section 2.11(a)
Escrow Agreement	Section 2.11(a)
Escrow Amount	Section 2.11(a)
Escrow Claim	Section 2.11(b)
Escrow Termination Date	Section 2.11(a)
Estimated Net Working Capital Statement	Section 2.7(a)
Excluded Assets	Section 2.1(b)
Extended Reporting Period	Section 7.8
Final Closing Balance Sheet	Section 2.7(e)
Financial Statements	Section 4.4(a)
Governmental Authorizations	Section 4.15
Griffin Employment Agreement	Section 2.3(c)(i)
Indemnified Party	Section 6.2(d)
Indemnifying Party	Section 6.2(d)
Initial Escrow Release Amount	Section 2.11(c)(ii)
Initial Escrow Release Date	Section 2.11(c)(i)
Insiders	Section 4.19
Interim Financial Statements	Section 4.4(a)
Inventure	Preamble
Loss and Losses	Section 6.2(a)
Member and Members	Preamble
Non-Compete Period	Section 7.6(a)
Notice of Claim	Section 6.2(d)
Notice of Dispute	Section 2.7(c)

Occurrence Policies	Section 7.8
Ocwen Loan Servicing	Section 2.4(b)(iii)
Parson Employment Agreement	Section 2.3(c)(ii)
Party and Parties	Preamble
Plans	Section 4.17(a)
Pollution Extended Reporting Period	Section 7.8
Post-Closing Balance Sheet	Section 2.7(b)
Proposed Set Off Amount	Section 2.8(d)
Purchase Price	Section 2.4
Purchased Assets	Section 2.1(a)
Real Property	Section 4.7(c)
Restricted Parties	Section 7.6(a)
Restricted Territory	Section 7.6(a)
Retained Policies	Section 7.8
Set Off Notice	Section 2.8(d)
Townsend & Co.	Section 2.4(b)(v)
Transferred Employees	Section 7.7(a)
Unresolved Escrow Claims	Section 2.11(c)(ii)

ARTICLE 2
PURCHASE AND SALE OF ASSETS

2.1       Purchased Assets.

(a)                                 On the terms and subject to the conditions contained in this Agreement, on the Closing Date, Buyer shall purchase from the Company, and the Company shall sell, convey, assign, transfer and deliver to Buyer, free and clear of all Liens (except for Permitted Encumbrances), all assets, properties, goodwill and rights, titles and interests (contractual or otherwise) of every kind, nature and description, real, personal or mixed, tangible or intangible and wherever situated purportedly owned, used or held for use in connection with the Business, including without limitation the following assets, but excluding all Excluded Assets (the “Purchased Assets”):

(i)                                     all Accounts Receivable and Inventory;

(ii)                                  all Deposits and Prepaid Expenses;

(iii)                               all Buildings and Owned Real Property;

(iv)                              all Equipment and IT Assets;

(v)                                 all right, title and interest of the Company in (x) the Contracts that are listed on Schedule 4.11(a) and are not listed on Schedule 2.1(b); (y) any other Contract applicable to the Business or the Purchased Assets that are not listed on Schedule 4.11(a) and are not listed on Schedule 2.1(b), each of which Buyer shall have the option to (A) accept, in which case such Contract will be deemed part of the Purchased Assets, or (B) reject, in which case such Contract will be deemed part of the Excluded Assets, in each case in Buyer’s sole and absolute discretion; and (z) all of the contract rights, claims, causes of action, refunds, credits, rights of recovery and set-off, security interests, licenses, permits, consents, authorizations, approvals, qualifications and registrations related to Contracts included in the Purchased Assets and accruing or otherwise coming due subsequent to the Closing Date;

(vi)                              all rights, whether arising under Contract or otherwise in connection with the Business, with respect to customers, including all related customer records and marketing, franchise and distribution rights (including without limitation all rights under any franchise and/or distribution agreements);

(vii)                           all rights to hire or engage the Transferred Employees described in Section 7.7(a), and any confidentiality, work product, non-competition and/or non-solicitation agreements entered into with such employees and independent contractors, or, to the extent applicable to the Business, with former employees and independent contractors used in the operation of the Business;

(viii)                        all of the Company’s business records and files including without limitation sales information, advertising and marketing materials, supplier records, cost and pricing information, production data, employment and personnel records, accounting and credit records, correspondence, and other records (including those maintained in computer tapes, disks, or other computer retrievable format, and whether maintained by the Company or others); provided, however, that (A) the Company may retain its Tax Returns and related work papers and any other records or documents required by applicable law to be retained by the Company (the Company shall deliver to Buyer complete and accurate copies of all such writings), and (B) Buyer shall (1) provide the Company access to such records transferred to Buyer as may be reasonably required from time to time (a) for the Company to prepare its income tax returns for its current taxable year, (b) to respond to any audit by any taxing authority related to any Tax Returns of the Company, or (c) for other reasonable purposes related to pre-Closing matters, and (2) retain such records for at least 7 years after the Closing or, at Buyer’s option, make such records available to the Company;

(ix)                              all claims, deposits, prepayments, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of compensation of every kind and nature, to the extent relating to the Purchased Assets or the Assumed Liabilities;

(x)                                 all Proprietary Rights and other intangible rights and intangible property of the Company (including without limitation the “Fresh Frozen Foods” brand name, the freshfrozenfoods.com website, telephone, telecopy and e-mail addresses and listings);

(xi)                              all Governmental Authorizations listed on Schedule 4.15 and all data and records pertaining thereto;

(xii)                           all rights under or pursuant to all written warranties, representations, guarantees and service contracts made by suppliers, manufacturers and contractors in connection with the Purchased Assets;

(xiii)                        all insurance, warranty, guarantee and condemnation proceeds received on or after the Closing Date with respect to damage, non-conformance of or loss to the Purchased Assets;

(xiv)                       all brochures, artwork and other promotional and printed materials, consumables, trade show materials and equipment (including displays), videos, advertising and/or marketing materials;

(xv)                          all goodwill as a going concern and associated with the items listed above; and

(xvi)                       the Occurrence Policies, solely to extent of Buyer’s rights as an “additional insured” under each Occurrence Policy in accordance with Section 7.8.

(b)                                 Excluded Assets.  Excluded Assets are as follows (the “Excluded Assets”):

(i)                                     cash and cash equivalents of the Company as of the Closing Date;

(ii)                                  the Intergovernmental Agreement, the Intergovernmental Agreement Assignments and all rights and obligations of the Company thereunder; and

(iii)                               any other assets listed on Schedule 2.1(b).

2.2       Limited Assumption of Liabilities.

(a)                                 Limited Assumed Liabilities.  Subject to the conditions specified in this Agreement, and in reliance upon the representations, warranties and agreements set forth herein, from and after the Closing Date, Buyer will not assume or in any way be responsible for any Liabilities of the Company or any other Liabilities whatsoever related to the ownership, operation or condition of the Business or the Purchased Assets at any time prior to the Closing Date, except as specifically provided below.  From and after the Closing Date, Buyer assumes and agrees to pay, defend, discharge and perform as and when due only the following specific Liabilities of the Company that relate exclusively to the Business (the “Assumed Liabilities”):

(i)                                     Liabilities to the extent arising after the Closing Date pursuant to all Contracts included in the Purchased Assets, excluding any Liability relating to or arising out of such Contracts as a result of (A) any transaction, status, event, condition, occurrence or situation existing, occurring or arising on or prior to the Closing Date, (B) any breach of such Contracts occurring on or prior to the Closing Date, (C) any violation of law, breach of warranty, tort or infringement occurring on or prior to the Closing Date, or (D) any related charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand; and

(ii)                                  Current Liabilities included on the Final Post-Closing Balance Sheet.

(b)                                 Excluded Liabilities.  Notwithstanding anything to the contrary contained in this Agreement and regardless of whether such Liability is disclosed herein or on any schedule hereto, Buyer will not assume or be liable for any Excluded Liabilities, including without limitation the obligations of the Company under the Intergovernmental Agreement and the Intergovernmental Agreement Assignments.

2.3       Closing; Conditions to Closing; Closing Transactions.

(a)                                 Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Osborn Maledon, P.A., at 10:00 a.m. local time on the date hereof, or at such other place or time and on such other date as may be mutually agreeable to the Parties.  The date and time of the Closing are herein referred to as the “Closing Date.”  The Parties may attend the Closing personally, via facsimile, or via telephone conference.

(b)                                 Conditions to Closing.  The Closing shall be subject to the satisfaction of the following conditions:

(i)                                     At Buyer’s sole cost and expense, Hughes White Kralicek, PC, as title agent for Chicago Title Insurance Company shall be prepared to issue its standard ownership policies of title insurance in the amounts of $3,500,000.00 and $4,700,000.00 insuring good marketable, fee simple and clear title in and to the Owned Real Property and the Buildings in favor of Buyer, subject only to those matters listed on Schedule 2.3(b)(i) attached hereto and the usual exceptions in such form of policy together with such endorsements and affirmative coverages as are commercially reasonable and acceptable to Buyer.

(ii)                                  Buyer and the Company shall have performed all other acts required hereunder to Close.

(c)                                  Closing Transactions.  The Parties shall consummate the following “Closing Transactions” on the Closing Date:

(i)                                     Inventure and Billy F. Griffin, Jr. shall enter into an employment agreement substantially in the form of Exhibit A (the “Griffin Employment Agreement”);

(ii)                                  Inventure and Stephen Parson shall enter into an employment agreement substantially in the form of Exhibit B (the “Parson Employment Agreement”); and

(iii)                               Inventure and Ruben Carvacho shall enter into an employment agreement substantially in the form of Exhibit C (the “Carvacho Buyer Employment Agreement”).

2.4       Purchase Price.  In consideration for the Purchased Assets, Buyer will pay to the Company an amount equal to $38,375,000.00 (the “Cash Purchase Price”), subject to adjustment as provided below, plus the Assumed Liabilities, and plus the Earnout Payment, as applicable (collectively, the “Purchase Price”), payable as follows:

(a)                                 an amount equal to the Assumed Liabilities, payable by Buyer’s assumption of the Assumed Liabilities on the Closing Date;

(b)                                 an amount payable by wire transfer of immediately available funds on the Closing Date equal to the Cash Purchase Price:

(i)                                     less the Escrow Amount to secure the due performance and payment of the indemnification obligations of the Company and the Members under Article 6;

(ii)                                  less the amount set forth as the pay-off amount required by the lenders under the Chatham Loan Agreement in the pay-off letter referenced in Section 3.1(d) (the “Chatham Payoff Amount”), which Buyer shall pay by wire transfer of immediately available funds on the Closing Date to Chatham Credit Management III, LLC (“Chatham Credit”);

(iii)                               less the amount set forth as the pay-off amount required by the lenders under the Jefferson Mortgage in the pay-off letter referenced in Section 3.1(e) (the “Jefferson Payoff Amount”), which Buyer shall pay by wire transfer of immediately available funds on the Closing Date to Ocwen Loan Servicing, LLC (“Ocwen Loan Servicing”); and

(iv)                              less the amount set forth as the pay-off amount required by the lenders under the Thomasville Mortgage in the pay-off letter referenced in Section 3.1(f) (the “Thomasville Payoff Amount”), which Buyer shall pay by wire transfer of immediately available funds on the Closing Date to Ameris Bank (“Ameris Bank”); and

(v)                                 less the amount set forth as the pay-off amount required by J. G. Townsend, Jr. & Co. Frozen Foods, Inc., a Delaware corporation (“Townsend & Co.”), under the Townsend Note and Security Agreement in the pay-off letter referenced in Section 3.1(g) (the “Townsend Payoff Amount”), which Buyer shall pay by wire transfer of immediately available funds on the Closing Date to Townsend & Co.;

(c)                                  the Earnout Payment shall be calculated and paid (as applicable) in the manner set forth in Section 2.8 below.

2.5       Transfer of Title.  At the Closing, title to all of the Purchased Assets and risk of loss shall pass to Buyer.  The Company shall convey all of the Purchased Assets to Buyer and shall deliver to Buyer such appropriately executed instruments of sale, transfer, assignment, conveyance and delivery, warranty, assignments of leases, assignments, vehicle titles, transfer tax declarations and all other instruments of conveyance which are necessary or desirable to effect transfer to Buyer of good and marketable title to the Purchased Assets (free and clear of all Liens other than Permitted Encumbrances), in each case in form and substance satisfactory to Buyer and its counsel.  From and after Closing, the Company shall cooperate with Buyer and execute, deliver and record such instruments of title and other documents reasonably requested by Buyer in order to more fully perfect Buyer’s right, title and interest thereto and therein.

2.6       Prorations and Closing Costs.  Each of Buyer and the Company hereby agrees that rents, utilities and other payments or obligations under the Contracts included in the Purchased Assets, and all real and personal property taxes and assessments shall be prorated as of the Closing Date and the Cash Purchase Price shall be adjusted to reflect such proration.  Buyer shall pay the cost of any policy of title insurance; escrow fees, recording fees and other closing costs shall be split equally between Buyer and the Company.

2.7       Cash Purchase Price Adjustment.

(a)                           Estimated Net Working Capital Statement.  Set forth as Exhibit D is the Company’s estimated statement of the Net Working Capital of the Company as of the Closing Date (the “Estimated Net Working Capital Statement”).  Such statement was prepared in accordance and consistent with the Company Methodologies.

(b)                           Preparation of the Post-Closing Balance Sheet.  As soon as reasonably practicable, but not later than 90 calendar days after the Closing Date, the Buyer will prepare (in accordance and consistent with the Company Methodologies and with the Company’s cooperation upon Buyer’s request) and deliver to the Company a post-Closing balance sheet of the Company as of the Closing Date (the “Post-Closing Balance Sheet”) setting forth (i) the Current Assets and Current Liabilities of the Company and (ii) the Net Working Capital of the Company.

(c)                            Review of the Post-Closing Balance Sheet.  The Company may review the Post-Closing Balance Sheet and may make inquiries of the Buyer, and the Buyer will make available to the Company, as reasonably requested by the Company, all Company Records relating to the Post-Closing Balance Sheet that are within the Buyer’s possession or otherwise used in preparing the Post-Closing Balance Sheet.  The Post-Closing Balance Sheet shall be final, binding and conclusive upon, and deemed accepted by, the Company, unless the Company delivers written notice to the Buyer stating, in reasonable detail, any objections (“Notice of Dispute”) thereto within 10 Business Days after the delivery of the Post-Closing Balance Sheet to the Company.  The Notice of Dispute shall specify in reasonable detail each item on the Post-Closing Balance Sheet that the Company disputes, the reasons for such dispute and each portion of the Post-Closing Balance Sheet, if any, which the Company does not dispute.  For the avoidance of doubt, the Parties acknowledge and agree that all Post-Closing Balance Sheet items not included or identified as being in dispute in such Notice of Dispute shall be final, binding and conclusive upon, and accepted by, the Company.

(d)                           Disputes.  Disputes between the Buyer and the Company relating to the Post-Closing Balance Sheet that are not resolved by the Buyer and the Company within 15 Business Days after Buyer’s receipt of the Notice of Dispute may, at the insistence of either the Buyer or the Company, be referred by Buyer to a nationally recognized independent public accounting firm jointly agreed to by the Buyer and the Company (the “Accountant”), for resolution.  In the event that Buyer and the Company are unable to jointly agree on the Accountant, each of Buyer and the Company shall select the nationally recognized independent public accounting firm they propose to be the Accountant, and the two selections shall jointly agree on a third nationally recognized independent public accounting firm meeting such qualifications, with no existing relationship to Buyer or the Company, to serve as the sole Accountant.  Promptly, but no later than 30 calendar days after accepting its appointment, the Accountant shall (i) settle all remaining items in dispute set forth in the Notice of Dispute, and (ii) render a written report detailing the resolution of each of the remaining disputed items and the resulting calculation of the Final Post-Closing Balance Sheet.  In rendering its decision, the Accountant shall (w) evaluate and determine the matters in dispute in accordance and consistent with the Company Methodologies; (x) address only the remaining disputed items in the Notice of Dispute, (y) not consider any undisputed item, or any undisputed component of disputed item, and (z) base its determination solely on presentations by the Buyer and the Company, and not by independent review.  The Accountant shall have exclusive jurisdiction over, and resort to the Accountant as provided in this Section 2.7(c) shall be the sole recourse and remedy of the Parties against one another or any other Person with respect to, any disputes arising out of or relating to the Post-Closing Balance Sheet.  The Accountant’s determination, and the Final Post-Closing Balance Sheet, shall be conclusive and binding on all of the Parties and shall be enforceable in a court of law.  The fee of the Accountant shall be borne 50% by the Company and 50% by the Buyer.

(e)                            Final Post-Closing Balance Sheet.  The Post-Closing Balance Sheet shall become final and binding upon the Parties in its entirety upon the earliest of (i) the failure by the Company to deliver any Notice of Dispute in accordance with Section 2.7(c), (ii) the written agreement between the Buyer and the Company with respect thereto, and (iii) the decision by the Accountant with respect to any disputes resolved pursuant to Section 2.7(d).  The Post-Closing Balance Sheet, in the form determined pursuant to any of the foregoing clauses (i)-(iii) of this Section 2.7(e) shall be the “Final Post-Closing Balance Sheet.”

(f)                             Post-Closing Adjustment to the Cash Purchase Price.  As soon as practicable, but not more than 5 Business Days, after the Final Post-Closing Balance Sheet is determined:

(i)                                     The Buyer shall deliver, or cause to be delivered, by wire transfer of immediately available funds to the Company, the amount, if any, by which the Net Working Capital on the Closing Date, as reflected in the Final Post-Closing Balance Sheet, is greater than the Target Working Capital; and such payment shall result in an immediate upward adjustment to the Cash Purchase Price by such amount; or

(ii)                                  The Company shall deliver, or cause to be delivered, by wire transfer of immediately available funds to the Buyer, in cash, the amount, if any, by which the Net Working Capital on the date hereof, as reflected in the Final Post-Closing Balance Sheet, is less than the Target Working Capital; and such payment shall result in an immediate downward adjustment to the Purchase Price by such amount.

Any amounts not paid when required pursuant to this Section 2.7(f) shall bear interest from the required date of payment to the actual date of payment at the rate of 8.0% per annum.

2.8       Earnout.

(a)                           Earnout Payment.  After the Closing, as a component of the Purchase Price, the Company will be eligible to receive a payment of up to $3,000,000.00 as set forth in this Section 2.8 (the “Earnout Payment”).  The Earnout Payment, if earned, shall be paid in cash to the Company by wire transfer of immediately available funds.

(b)                           Earnout Notice.  As promptly as is practicable after December 31, 2014, and in any event no later than March 15, 2015, Buyer shall cause to be prepared and delivered to the Company a statement (the “Earnout Notice”) that sets forth Buyer’s calculation of EBITDA of the Business for the Earnout Year, which Earnout Notice shall include reasonable detail supporting the calculation of any Earnout Payment due under this Section 2.8 based on achieving the following targets:

(i)                                     Earnout Threshold.  If EBITDA of the Business for the Earnout Year is at least $7,052,500.00 (the “Earnout Threshold”), then the Earnout Payment will be $1,500,000.00; and

(ii)                                  Earnout Stretch Target.  For each $100,000 of EBITDA for the Business for the Earnout Year in excess of the Earnout Threshold, the Earnout Payment payable under Section 2.8(b)(i) will be increased by $300,000; provided, however, that in no event shall the total aggregate Earnout Payment under this Section 2.8 exceed $3,000,000.00.  For the avoidance of doubt, no Earnout Payment will be made if the Earnout Threshold is not satisfied.

(c)                            Earnout Dispute.

(i)                                     If the Company disagrees with Buyer’s calculation of the Earnout Payment as set forth on the Earnout Notice, the Company may, within 10 Business Days after delivery of the Earnout Notice (the “Earnout Objection Period”), deliver a written notice to Buyer setting forth the Company’s objection thereto and the Company’s calculation of the Earnout Payment (the “Earnout Objection Notice”). Any Earnout Objection Notice shall specify in reasonable detail those items or amounts as to which the Company disagrees, and the Company shall be deemed to have agreed with all other items and amounts contained in the Earnout Notice and the calculation of such Earnout Payment as set forth therein. Upon delivery of the Earnout Objection Notice, Buyer’s obligation to make the Earnout Payment will be suspended until the amount of the Earnout Payment is finally determined in accordance with this Section 2.8.  If the Company does not deliver an Earnout Objection Notice within the Earnout Objection Period pursuant to this Section 2.8(c), the Company shall be deemed to have agreed with all items and amounts contained in the Earnout Notice and the calculation of the Earnout Payment as set forth therein,  the Earnout Payment as set forth in the Earnout Notice shall be conclusive and binding on the Parties and any other Persons, and the Earnout Payment (if any) shall be remitted to the Company as soon as practicable, but not more than 5 Business Days, after the expiration of the Earnout Objection Period.

(ii)                                  Upon receipt of an Earnout Objection Notice, the Buyer and the Company shall meet and discuss the items in dispute in good faith with the objective of attempting to resolve any issues therewith through direct conversations and negotiations.  In the event that the parties are able to resolve their disagreements through the discussions as aforesaid, the Earnout Payment (if any) shall be remitted to the Company as soon as practicable, but not more than 5 Business Days, after such resolution.  Disputes between the Buyer and the Company relating to the Earnout Payment that are not resolved through such discussions by the Buyer and the Company within 15 Business Days after Buyer’s receipt of the Earnout Objection Notice may, at the insistence of either the Buyer or the Company, be referred to the Accountant for resolution.  Promptly, but no later than 30 calendar days after accepting its appointment, the Accountant shall (i) settle all remaining items in dispute set forth in the Earnout Objection Notice, and (ii) render a written report detailing the resolution of each of the remaining disputed items and the resulting calculation of the Earnout Payment.  In rendering its decision, the Accountant shall (w) be governed by the definition of EBITDA of the Business as set forth in this Agreement; (x) address only the remaining disputed items in the Earnout Objection Notice, (y) not consider any undisputed item, or any undisputed component of disputed item, and (z) base its determination solely on presentations by the Buyer and the Company, and not by independent review.  The Accountant shall have exclusive jurisdiction over, and resort to the Accountant as provided in this Section 2.8(c) shall be the sole recourse and remedy of the Parties against one another or any other Person with respect to, any disputes arising out of or relating to the Earnout Payment.  The Accountant’s determination of the Earnout Payment shall be conclusive and binding on all of the Parties and shall be enforceable in a court of law, and the Earnout Payment (if any) shall be remitted to the Company as soon as practicable, but not more than 5 Business Days after delivery of the Accountant’s determination.  The fee of the Accountant shall be borne 50% by the Company and 50% by the Buyer.

(iii)                               Buyer and the Company shall, and shall cause their respective Affiliates and representatives to, cooperate and assist in the preparation of the Earnout Notice and the calculation of the Earnout Payment and in the conduct of the review referred to in this Section 2.8(c), including making available, to the extent necessary, books, records, work papers and personnel.

(d)                           Set Off Right.  Notwithstanding any provision of this Agreement to the contrary, the parties hereby acknowledge and agree that, in addition to any right hereunder, Buyer and its Affiliates shall have the right, but not the obligation, from time to time to set off any amounts owed at such time by the Company to Buyer or its Affiliates hereunder, including indemnification payments payable to Buyer Indemnified Parties pursuant to Article 6 hereof against the Earnout Payment that is owed by Buyer to the Company.  If Buyer elects to exercise its right to set off hereunder, it shall give the Company written notice of such election (the “Set Off Notice”), which Set Off Notice shall include the amount(s) to be set aside from the Earnout Payment and a reasonable description of the circumstances giving rise to Buyer’s entitlement to such set off. The Company shall have 10 Business Days after delivery of such Set Off Notice to review such Set Off Notice, and during such 10 Business Day period, Buyer and the Company shall negotiate in good faith to resolve any discrepancies in the set off amount proposed by Buyer. If Buyer and the Company are unable to so agree on the set off amount proposed by Buyer, then Buyer shall immediately transfer the portion of the proposed amount as to which there is a dispute (the “Proposed Set Off Amount”) to the Escrow Agent. The Escrow Agent shall disburse the Proposed Set Off Amount upon the earlier of (i) the receipt of joint written instructions from Buyer and the Company authorizing it to disburse the Proposed Set Off Amount, or a portion thereof, and indicating the recipient or recipient of such amount, or (ii) the delivery of a final and non-appealable judgment setting forth the manner in which the Proposed Set Off Amount is to be disbursed.

2.9       Nonassignable Contracts.  The Company shall use reasonable efforts to obtain all consents, estoppels and approvals necessary to assign to Buyer any Contract that is included in the Purchased Assets, each as set forth on Schedule 2.9.  To the extent that the assignment by the Company to Buyer of any Contract is not permitted or is not permitted without the consent of any other party to the Contract, this Agreement shall not be deemed to constitute an assignment of any such Contract if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Contract, and Buyer shall assume no Liabilities thereunder.  If any such consent is not obtained or if such assignment is not permitted irrespective of consent, the Company shall use its reasonable best efforts, at the Company’s expense, to (i) provide to Buyer, at the request of Buyer, the benefits of any such Contract transferred herein (provided that Buyer shall pay the expenses required of the Company under such Contract with respect to such benefits), (ii) cooperate in any lawful arrangement prescribed by Buyer to provide such benefits to Buyer and (iii) enforce, to the extent enforceable by the Company, at the request of and for the account of Buyer, any rights of the Company arising from any Purchased Asset referred to herein against any third Person (including a Governmental Authority) including the right to elect to terminate a Contract in accordance with the terms thereof upon the advice of Buyer.

2.10                        Post-Closing Amounts Received and Paid.  All cash collected on or after the Closing Date from Accounts Receivable shall belong to Buyer, and if received by the Company, shall be received for the benefit and the account of Buyer, and the Company shall, on a weekly basis, transfer and remit to Buyer all such amounts received by or paid to the Company on or after the Closing Date.  All cash collected on or after the Closing Date which do not constitute payment of Accounts Receivable but do constitute Purchased Assets shall also belong to Buyer, and if received by the Company, shall be received for the benefit and the account of Buyer, and the Company shall, on a weekly basis, transfer and remit to Buyer all such amounts received by or paid to the Company on or after the Closing Date.

2.11                        Escrow.

(a)                                 Escrow of Part of the Cash Purchase Price.  At the Closing, Buyer and the Company shall enter into an escrow agreement in the form of Exhibit E (the “Escrow Agreement”) with U.S. Bank National Association (the “Escrow Agent”) acceptable to Buyer in its sole discretion pursuant to which Buyer shall deposit $2,750,000.00 (the “Escrow Amount”) with the Escrow Agent to secure the due performance and payment of the indemnification obligations of the Company and the Members under Article 6.  The Escrow Amount is subject to the covenants (including all procedures) set forth in the provisions of this Section 2.11 and the Escrow Agreement.  Subject to the provisions of Section 2.11(c) below, the Escrow Agreement shall terminate upon the date that is 18 months after the Closing Date (the “Escrow Termination Date”).

(b)                                 Deductions from the Escrow Amount.  In the event that one or more of the Buyer Parties is entitled to indemnification by the Company under Section 6.2(a), Buyer shall deliver written notice thereof to the Company with a copy to the Escrow Agent, which notice shall contain a statement reasonably describing the nature of the indemnification obligation, the identity of the Person (including Buyer) by whom it is being asserted, and the amount asserted as a Loss or Losses as a result thereof (the “Escrow Claim”).  Buyer shall deliver to the Company copies of all material documentation relating to each Escrow Claim, including (as applicable) any pleadings and amended pleadings filed in connection with any such Escrow Claim and will provide the Company with such further information concerning the

Escrow Claim as the Company may reasonably request.  If the Company disputes any Escrow Claim or portion thereof, the Company shall, within 10 Business Days of receipt of such Escrow Claim, deliver to Buyer and Escrow Agent a notice of objection (a “Dispute Notice”), setting forth with reasonable particularity the grounds and the basis upon which the Escrow Claim or any portion thereof is disputed.  If the Company does not provide Buyer and Escrow Agent with a timely Dispute Notice, Buyer shall have the right to receive the full amount of the Escrow Claim from the Escrow Amount and such amount shall not be payable to the Company.  If the Company provides Buyer and Escrow Agent with a timely Dispute Notice and such Dispute Notice disputes only a portion of such Escrow Claim, Buyer shall have the right to receive an amount equal to the non-disputed portion of such Escrow Claim from the Escrow Amount and such non-disputed portion of the Escrow Claim shall not be payable to the Company.  Whenever the Company provides Buyer with a timely Dispute Notice, the Parties shall thereafter negotiate in good faith to attempt to resolve such dispute.  If the Parties are not able to resolve such dispute within 10 Business Days of the receipt by Buyer of the Dispute Notice, then the Company and Buyer shall each have the right to take such legal steps as any of them deem necessary with respect to such dispute.

(c)                                  Escrow Amount Release and Escrow Termination.

(i)                                     On the date that is 6 months after the date hereof (the “Initial Escrow Release Date”), Buyer shall promptly, and in any event no later than 5 Business Days after the Initial Escrow Release Date, instruct the Escrow Agent to pay over to the Company $1,375,000.00 (the “Initial Escrow Release Amount”); provided, however, that the Initial Escrow Release Amount shall be reduced by an amount equal to the aggregate amount of timely noticed Escrow Claims by Buyer, if any, which have been resolved or remain unresolved at the Initial Escrow Release Date.

(ii)                                  On the Escrow Termination Date, Buyer shall promptly, and in any event no later than 5 Business Days after the Escrow Termination Date, instruct the Escrow Agent to pay over to the Company the remaining amount of the Escrow Amount, less any Unresolved Escrow Claims.  The Escrow Agreement shall not be terminated with respect to timely noticed Escrow Claims by Buyer, if any, which remain unresolved at the Escrow Termination Date (“Unresolved Escrow Claims”).  In the event that any Unresolved Escrow Claims remain disputed on and after the Escrow Termination Date, the Escrow Agent shall retain the disputed amount of the Unresolved Escrow Claim until such Unresolved Escrow Claim is either (i) resolved by Buyer and the Company and joint written instructions are delivered to the Escrow Agent, or (ii) there is an order of a court of competent jurisdiction that the amount of the Unresolved Escrow Claim (and any other amount) shall be paid by from the Escrow Amount to the Company or Buyer.  At the time of the final settlement or determination of any Unresolved Escrow Claim (or any reduction in the amount asserted as Loss), the Escrow Agent shall pay to Buyer from the Escrow Amount Buyer’s portion of the Escrow Amount applicable to such Unresolved Escrow Claim in accordance with said final settlement or determination and pay over to the Company the balance of the Escrow Amount until the Escrow Amount is exhausted.

ARTICLE 3
DELIVERABLES

3.1       Company Deliverables.  On or before the Closing Date, unless otherwise specified, the Company hereby covenants and agrees that it will deliver the following items to Buyer, each of which shall be to Buyer’s satisfaction in its commercially reasonable discretion:

(a)                                 Subject to the terms of Section 2.9, all consents and approvals by third parties that are required for the transfer of the Purchased Assets, that are required for the assignment and transfer of the Contracts included in the Purchased Assets, that are required for the consummation of the transactions contemplated hereby or that are required in order to prevent a breach of or a default under or a termination or modification of or any right of acceleration of any Liability under any Contract which is included as one of the Purchased Assets, in each case on terms and conditions satisfactory to Buyer;

(b)                                 All governmental and regulatory filings, consents, estoppels, authorizations and approvals and other Governmental Authorizations that are required for the transfer of the Purchased Assets to Buyer and the consummation of the transactions contemplated hereby, shall have been duly made and obtained on terms reasonably satisfactory to Buyer;

(c)                                  Releases of any and all Liens with respect to the Purchased Assets (except for Permitted Encumbrances);

(d)                                 A pay-off letter from Chatham Credit satisfactory to Buyer that sets forth the terms authorizing the release of any and all Liens with respect to the Purchased Assets;

(e)                                  A pay-off letter from Ocwen Loan Servicing satisfactory to Buyer that sets forth the terms authorizing the release of any and all Liens with respect to the Purchased Assets;

(f)                                   A pay-off letter from Ameris Bank satisfactory to Buyer that sets forth the terms authorizing the release of any and all Liens with respect to the Purchased Assets;

(g)                                  A pay-off letter from Townsend & Co. satisfactory to Buyer that sets forth the terms authorizing the release of any and all Liens with respect to the Purchased Assets;

(h)                                 Evidence of the filing of the Articles of Amendment to the Articles of Organization of the Company, certified by an appropriate authority of the State of Georgia, to implement the change of the Company’s name to BSL Investments LLC;

(i)                                     An original of a Bill of Sale in substantially the form of Exhibit F, transferring all of the Company’s right, title and interest in the Purchased Assets to Buyer, executed by the Company;

(j)                                    The Griffin Employment Agreement, duly executed by Billy F. Griffin, Jr.;

(k)                                 The Parson Employment Agreement, duly executed by Stephen Parson;

(l)                                     The Carvacho Buyer Employment Agreement, duly executed by Ruben Carvacho;

(m)                             The Escrow Agreement, duly executed by the Company;

(n)                                 A certificate duly executed by the Manager of the Company certifying as to (i) the Company’s articles of organization and operating agreement of the Company, (ii) resolutions of the Company’s board of managers and, to the extent required, of the Company’s unit holders, authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents, and approving the consummation of the transactions contemplated hereby and thereby and (iii) the incumbency of the officers of the Company executing this Agreement;

(o)                                 Certificates of good standing for the Company dated within 10 calendar days prior to the Closing Date issued by the Secretary of State of the State of Georgia and each jurisdiction where the Company is qualified to do business (including the jurisdictions listed on Schedule 4.1);

(p)                                 Such other certificates, documents, or instruments as Buyer may reasonably request to effect the transactions contemplated hereby, including without limitation:

(i)                                     such limited warranty deeds or other documents or instruments as Hughes White Kralicek, PC, as title agent for Chicago Title Insurance Company in Atlanta, Georgia and Arnall Golden and Gregory LLP, as Buyer’s local counsel, may require as a condition of issuing a standard ownership policies of title insurance reasonably acceptable to Buyer with endorsements reasonably required by Buyer;

(ii)                                  evidencing the accuracy of any of the representations and warranties of the Company or the Members, including without limitation the representations and warranties set forth in Section 4.8 and Section 4.21; and

(iii)                               evidencing the performance of or compliance with any covenant or obligation required to be performed or complied with by the Company or the Members, including without limitation completion of all corrective, investigatory or remedial obligations required to comply with applicable law, including without limitation Environmental and Safety Regulations;

(q)                                 An opinion, dated the Closing Date, of counsel to the Company, in the form of Exhibit G;

(r)                                    One or more CD-ROMs (which shall be permanent and accessible, without the need for any password, with readily and commercially available software) containing, in electronic format, all documents posted to the virtual data room through the Closing; and

(s)                                   A copy of the instrument terminating the Carvacho Company Employment Agreement as of the Closing Date, executed by the Company and Ruben Carvacho.

3.2       Buyer’s Deliverables.  On or before the Closing Date, Buyer shall deliver the following items to the Company, each of which shall be to the Company’s satisfaction in its commercially reasonable discretion:

(a)                                 The Griffin Employment Agreement, duly executed by Inventure;

(b)                                 The Parson Employment Agreement, duly executed by Inventure;

(c)                                  The Carvacho Buyer Employment Agreement, duly executed by Inventure;

(d)                                 A certificate duly executed by the Secretary of Buyer certifying as to (i) Buyer’s certificate of incorporation and bylaws, (ii) resolutions of Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents, and approving the consummation of the transactions contemplated hereby and thereby and (iii) the incumbency of the officers of Buyer executing this Agreement;

(e)                                  The Escrow Agreement, duly executed by Buyer; and

(f)                                   Such other documents or instruments as the Company may reasonably request to effect the transactions contemplated hereby.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a material inducement to Inventure and Buyer to enter into this Agreement, the Company and the Members, jointly and severally, hereby represent and warrant to Inventure and Buyer as follows:

4.1       Organization and Corporate Power.

(a)                                 The Company is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Georgia.  Schedule 4.1 hereto contains a correct and complete list of each jurisdiction where the Company is qualified and licensed to do business.

(b)                                 The Company does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture, or other entity or enterprise.  The Company is not obligated to make any future investment in or capital contribution to any corporation, partnership, joint venture or other entity or enterprise, and the Company has not guaranteed and is not liable for any obligation of any such Person.

(c)                                  The Company has full corporate power and authority and all Governmental Authorizations necessary to own and operate the Purchased Assets and to carry on the Business as currently conducted and as presently proposed to be conducted.

(d)                                 The copies of the articles of organization and the operating agreement of the Company that have been furnished to Buyer reflect all amendments thereto and are correct and complete.

4.2       Authorization of Transactions.  The Company has full entity power and authority to execute and deliver this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby.  The board of managers and the unit holders of the Company have duly approved this Agreement and have duly authorized the execution and delivery of this Agreement and all ancillary documents and the consummation of the transactions contemplated hereby and thereby.  No other entity proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement or any of the ancillary documents and the consummation of the transactions contemplated hereby and thereby.  As of Closing, this Agreement and all other Transaction Documents to which any of the Company is a party have been duly executed and delivered by the Company and constitute the valid and binding agreements of the Company, enforceable against the Company in accordance with their terms.

4.3       Absence of Conflicts.  Except as set forth in Schedule 4.3, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by the Company do not and shall not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in the creation of any Lien upon the Purchased Assets, or (f) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or other Governmental Authority, under the provisions of the articles of organization or the operating agreement of the Company or any Contract to which the Purchased Assets are bound or affected, or any law, statute, rule or regulation to which the Company or any of the Purchased Assets is subject or any judgment, order or decree to which the Company is subject.

4.4       Financial Statements.

(a)                                 Attached as Schedule 4.4 are (i) the Company’s audited balance sheet and audited statement of income and cash flows for the 12 months ending December 31, 2011 and December 31, 2012 (the “Financial Statements”), and (ii) the Company’s unaudited balance sheet and the related unaudited statements of income and cash flows for the 9 months ending September 30, 2013 (the “Interim Financial Statements”).  The Company has not undergone any independent audit or review of its Interim Financial Statements.  The Financial Statements and the Interim Financial Statements have been prepared in accordance with GAAP, consistently applied, and fairly present the financial condition and results of operations, changes in unit holders’ equity and cash flows of the Company, in each case as of the respective dates of and for the periods referred to therein.

(b)                                 The Company has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and, with respect to the Company and to the Company’s Knowledge, there has been no fraud, whether or not material, that involves management or other employees who have a significant role in its internal control over financial reporting.  The Company has not received prior to the Closing Date any written complaint, allegation, assertion or claim regarding any significant deficiencies or material weaknesses in the design or operation of its internal accounting controls.

4.5       Absence of Undisclosed Liabilities.  Except for liabilities (a) reflected or reserved against in the balance sheet of the Company as at December 31, 2012, (b) incurred in the Ordinary Course of Business since December 31, 2012 (none of which resulted from, arose out of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of laws), (c) arising under Contracts to which the Company is a party, and/or (d) described on Schedule 4.5, the Company has no material obligations or liabilities (whether accrued, absolute, contingent or otherwise) that are (i) required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP consistently applied, or (ii) would become due as a result of the consummation by the Company of the transactions contemplated by this Agreement or the Transaction Documents.

4.6       Absence of Certain Developments.  Except as set forth in Schedule 4.6 or as expressly contemplated by this Agreement, since December 31, 2012, the Company has not with respect to the Business, suffered a Material Adverse Effect or, except in the Ordinary Course of Business:

(a)                                 suffered any theft, damage, destruction or casualty loss in excess of $10,000.00 to any of the Purchased Assets, whether or not covered by insurance, or suffered any substantial destruction of the Company’s books and records;

(b)                                 experienced any labor dispute or threatened labor dispute involving any employees involved in the Business;

(c)                                  borrowed any amount or incurred or become subject to any Indebtedness or other Liabilities;

(d)                                 subjected any portion of the Purchased Assets to any Lien other than a Permitted Encumbrance;

(e)                                  sold, leased, assigned or transferred (including transfers to any Insider) a portion of the Purchased Assets (including Proprietary Rights), or canceled without fair consideration any material debts or claims owing to or held by it, or disclosed any confidential information (other than pursuant to agreements requiring the disclosure to maintain the confidentiality of and preserving all rights of the Company in such confidential information);

(f)                                   waived any rights under any Material Contract;

(g)                                  entered into, amended or terminated any Material Contract;

(h)                                 entered into any other Material transaction, or Materially changed any business practice;

(i)                                     received notification that any customer or supplier will stop or decrease in any material respect the rate of Business done with the Company or experienced an actual or threatened material dispute with any material customer or supplier;

(j)                                    instituted or settled any claim or lawsuit involving equitable or injunctive relief of more than $10,000.00 in the aggregate;

(k)                                 granted any performance guarantee to any of its customers;

(l)                                     offered any discounts on any of its products or any promotions, rebates, coupons or special offers with respect to any of its products with terms and conditions that differ in any Material respect from the terms and conditions previously offered by the Company with respect to the Business;

(m)                             changed any of the terms and conditions with respect to the pricing of any of its products (including any terms and conditions that are ancillary to, or otherwise affect, the aggregate price paid for any of its products) that differ in any material respect from the terms and conditions previously offered by the Company with respect to the Business;

(n)                                 acquired any other business or entity (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by purchase of assets or stock or acquired any other material assets; or

(o)                                 committed or agreed to any of the foregoing in any manner that would be legally enforceable.

4.7       Title to Properties.

(a)                                 Schedule 4.7(a) sets forth a list of each parcel of Owned Real Property.  True and complete copies of (i) all deeds and existing title insurance policies of or pertaining to the Owned Real Property and (ii) all instruments, agreements and other documents evidencing, creating or constituting any Real Estate Encumbrances have been delivered to Buyer.  With respect to each such parcel of Owned Real Property:  (A) the Company owns good and marketable fee simple title to such parcel, free and clear of all Liens, except Permitted Encumbrances, the Jefferson Mortgage and the Thomasville Mortgage; (B) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person the right of use or occupancy of any portion of such parcel; and (C) there are no outstanding actions, options, or rights of first refusal to purchase such parcel, or any portion thereof or interest therein.

(b)                                 Schedule 4.7(b) sets forth a list of each Building.  True and complete copies of (i) all deeds and existing title insurance policies of or pertaining to the Buildings and (ii) all instruments, agreements and other documents evidencing, creating or constituting any Real Estate Encumbrances have been delivered to Buyer.  With respect to each such Building:  (A) the Company owns marketable title to such parcel, free and clear of all

Liens, except Permitted Encumbrances, the Jefferson Mortgage and the Thomasville Mortgage; (B) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person the right of use or occupancy of any portion of such parcel; and (C) there are no outstanding actions, options, or rights of first refusal to purchase such parcel, or any portion thereof or interest therein.

(c)                                  The Owned Real Property and the Buildings are referred to collectively herein as the “Real Property.”

4.8       Condition of Facilities.

(a)                                 Except as noted on Schedule 4.8(a), to the Knowledge of the Company, use of the Real Property for the various purposes for which it is presently being used is permitted as of right under all applicable land use, building code and zoning legal requirements or is a “permitted nonconforming” use of structure classifications that has received all necessary Governmental Authorizations.  Except as noted on Schedule 4.8(a), to the Knowledge of the Company, the Buildings and the Wells are in material compliance with all applicable legal requirements, including without limitation Environmental and Safety Regulations, including those pertaining to zoning, building and the disabled, to the extent applicable, and, to the Knowledge of the Company, the Buildings and the Wells are in good repair and in good condition, ordinary wear and tear excepted.  Except as noted on Schedule 4.8(a), no part of any Building encroaches on any real property not included within the boundaries of the Real Property, and there are no buildings, structures, fixtures or other improvements primarily situated on adjoining property which encroach on any part of the Real Property.  To the Knowledge of the Company, there is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of any facility or that would prevent or hinder the continued use of any facility as heretofore used in the conduct of the Business.

(b)                                 Except as set forth in Schedule 4.8(b), to the Knowledge of the Company, all installations, improvements and other work and services performed with respect to the Buildings and the Wells (the “Building Work”) are in material compliance with all applicable legal requirements, including without limitation Environmental and Safety Regulations, including those pertaining to zoning, building and the disabled.  All materials, systems and other deliverables with respect to the Building Work will operate, perform and conform in all material respects to the written descriptions and specifications (if any) provided by the Company to Buyer.

(c)                                  Except as set forth on Schedule 4.8(c), the operation, maintenance and use of the Water Treatment Facility has complied in all material respects with applicable laws, rules and regulations, including without limitation Environmental and Safety Regulations, and the Water Treatment Facility has received all necessary Governmental Authorizations.

(d)                                 Except as set forth on Schedule 4.8(d), the Company has complied in all material respects with the obligations and duties under the Intergovernmental Agreement and the Intergovernmental Agreement Assignments.

(e)                                  The 55 gallon drums stored on but not actively used in connection with the Real Property have been, or will be, removed prior to the Closing Date, in material compliance with all applicable legal requirements, including without limitation Environmental and Safety Regulations.

4.9       Title and Condition of Assets.

(a)                                 Title; Sufficiency.  The Company has good, valid and marketable title to all of the Purchased Assets, and at Closing, the Company will convey good, valid and marketable title to each of the Purchased Assets to Buyer.  The title to each Purchased Asset is, and at Closing will be, free and clear of all Liens, except for Permitted Encumbrances.  The Purchased Assets constitute all of the material assets and rights necessary for the conduct of the Business as presently conducted.

(b)                                 Inventory.  Except as disclosed on Schedule 4.9(b), the Inventory consists of a quality and quantity saleable in the Ordinary Course of Business in accordance with normal industry practice.

(c)                                  Equipment.  Except with respect to any individual item originally purchased by the Company for less than $10,000.00 and as otherwise disclosed on Schedule 4.9(c), the Equipment is in good operating condition and repair (normal wear and tear excepted), and has been maintained in accordance with normal industry practice.

(d)                                 Accounts Receivable.  The Accounts Receivable represent valid obligations arising from sales actually made or services actually performed by the Company in the Ordinary Course of Business.  The reserve against liability for uncollectible Accounts Receivable set forth on the Estimated Working Capital Statement is reasonable based on past practice.

4.10                        Taxes.  Except as set forth on Schedule 4.10, with regard to the Business and the Purchased Assets:

(a)                                 the Company is and has always been classified as a partnership for federal income tax purposes;

(b)                                 the Company has timely filed or shall timely file all Tax Returns which are required to be filed on or before the Closing Date, and all such Tax Returns are true, complete and accurate;

(c)                                  all Taxes due and payable by the Company, whether or not shown on a Tax Return, have been paid or shall be paid by the Company and no Taxes are delinquent;

(d)                                 no deficiency for any amount of Tax has been asserted or assessed by a taxing authority against the Company and the Company does not reasonably expect that any such assertion or assessment of Tax liability will be made;

(e)                                  the Company has not consented to extend the time in which any Tax may be assessed or collected by any taxing authority;

(f)                                   no claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction;

(g)                                  the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party; and

(h)                                 the Company will not be required (i) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment in taxable income for any taxable period (or any portion thereof) or (ii) as a result of any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law), to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date.

Schedule 4.10 contains a list of states, territories and jurisdictions (whether foreign or domestic) in which the Company is required to file Tax Returns relating to the Business.  The Purchased Assets are free and clear of any Lien related to any Tax Liability other than Permitted Encumbrances whatsoever or howsoever arising (whether accrued, absolute, contingent or otherwise).

4.11                        Contracts and Commitments.

(a)                                 Except for this Agreement and the matters specifically contemplated by this Agreement, and except as set forth in Schedule 4.11(a), with respect to the Business, the Company is not a party to or bound by, and the Purchased Assets are not bound by, whether written or oral, any:

(i)                                     collective bargaining agreement or Contract with any labor union or any bonus, commissions, pension, profit sharing, retirement or any other form of deferred compensation plan or any stock purchase, stock option, hospitalization insurance or similar plan or practice, whether formal or informal;

(ii)                                  Contract for the employment of any Transferred Employees listed on Schedule 7.7(a) on a full-time or consulting basis or any notice, severance or change-of-control agreements;

(iii)                               Contract relating to Indebtedness or to mortgaging, pledging or otherwise placing a Lien on any of the Purchased Assets;

(iv)                              license or royalty Contract;

(v)                                 guaranty of any obligation, other than endorsements made for collection;

(vi)                              Material Contract with a customer or supplier;

(vii)                           Material Contract under which it is lessee of, or holds or operates, any personal property owned by any other party calling for payments or under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;

(viii)                        Material Contract for the purchase or sale of supplies, products or other personal property or for the furnishing or receipt of services which calls for performance over a period of more than 60 calendar days;

(ix)                              Material Contract with any Person for the purchase or supply of vegetables or any other product, or ingredient or material used in a product, of the Business;

(x)                                 Material Contract for the co-packaging or similar arrangement for any product of the Business;

(xi)                              Contract which prohibits the Company from freely engaging in the Business anywhere in the world;

(xii)                           Material Contract relating to the distribution (including with respect to systems, routes or networks), marketing or sales of the Company’s products;

(xiii)                        Material Contract pursuant to which the Company subcontracts work to third parties;

(xiv)                       Contract relating to the acquisition or sale of the Business (or any material portion thereof);

(xv)                          Contract for warehouse management;

(xvi)                       Contract for movement of freight;

(xvii)                    “take-or-pay” or “requirements” Contract which is Material;

(xviii)                 any other Material Contract not already listed under one of the subsections above that involves future payments, performance by the Company of services or delivery by the Company of goods or materials;

(xix)                       any other Material Contract not already listed under one of the subsections above that is material to the Business; or

(xx)                          any amendment, waiver or modification to any of the foregoing.

(b)                                 Except as disclosed in Schedule 4.11(b) or as would not reasonably be expected to result in a Material Adverse Effect, (i) no Contract or commitment disclosed on, or required to be disclosed on, Schedule 4.11(a) has been breached, defaulted on, or canceled by the other party, and the Company has no Knowledge of any anticipated breach, default or cancellation by any other party to any Contract set forth or required to be set forth on Schedule 4.11(a), (ii) the Company has performed all the obligations required to be performed by it in connection with the Contracts disclosed on, and the Contracts required to be disclosed on, Schedule 4.11(a) and is not in default under or in breach of any such Contract, and no event has occurred which with the passage of time or the giving of notice or both would result in a default or breach thereunder, (iii) the Company does not have a present expectation or intention of not fully performing any obligation pursuant to any Contract set forth on, or any Contract that is required to be set forth on, Schedule 4.11(a), and (iv) each Contract with respect to the Business that is disclosed on, or required to be disclosed on Schedule 4.11(a) is legal, valid, binding, existing, enforceable and in full force and effect and, to the Company’s Knowledge, will continue as such following the consummation of the transactions contemplated hereby.

(c)                                  The Company has provided Buyer with a true and correct copy of all written Contracts, which are required to be disclosed on Schedule 4.11(a), in each case together with all amendments, waivers or other changes thereto.

4.12                        Proprietary Rights.

(a)                                 Schedule 4.12 lists the Proprietary Rights included in the Purchased Assets.  Except as listed on Schedule 4.12, the Proprietary Rights listed on Schedule 4.12 will be owned or available for use on identical terms and conditions immediately subsequent to the Closing hereunder.

(b)                                 Except as set forth on Schedule 4.12, (i) the Company owns and possesses all right, title and interest in and to, or has a valid and enforceable right to use, each of the Proprietary Rights listed on Schedule 4.12, free and clear of all Liens, except Permitted Encumbrances, and no claim by any third party contesting the validity, enforceability, use or ownership of any of the Proprietary Rights has been made, is currently outstanding or, to the Company’s Knowledge, is threatened, (ii) the Company has not received any notices of, nor does it have Knowledge of, any infringement or misappropriation by, or conflict with, any third party with respect to any Proprietary Right owned by, issued to or licensed to the Company (including any demand or request that the Company license rights from a third party), (iii) the Company has not infringed, misappropriated or otherwise conflicted with any rights of any third parties and the Company has no Knowledge of any infringement, misappropriation or conflict which shall occur as a result of the continued operation of the Business as currently conducted, and (iv) to the Company’s Knowledge, the Proprietary Rights owned or licensed to the Company have not been infringed, misappropriated or conflicted by any third party.

(c)                                  The transactions contemplated by this Agreement shall have no Material Adverse Effect on Buyer’s right, title and interest in and to any of the Proprietary Rights included as Purchased Assets.  The Company’s trade secrets included in the Proprietary Rights are treated by the Company as confidential information with respect to the Business.  Except as set forth in Schedule 4.12, the Company has entered into written confidentiality agreements and written proprietary rights agreements with all of its employees and independent contractors with access to trade secrets included in the Purchased Assets or involved in creating or developing inventions relating to the Business within the scope of their employment and, to the Company’s Knowledge, no such agreements have been breached by such employee or independent contractor.

4.13                        Litigation; Proceedings.  Except as set forth in Schedule 4.13, there are no claims, disputes, actions, suits, proceedings, orders, writs, injunctions, judgments, decrees or investigations pending or, to the Company’s Knowledge, threatened against or affecting the Company with respect to the Business or the Purchased Assets at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and to the Company’s Knowledge there is no basis known for any of the foregoing.  Except as set forth on Schedule 4.13, the Company has not received any opinion or legal advice in writing to the effect that the Company is exposed from a legal standpoint to any liability or disadvantage which may be material to the Business as previously, presently or as proposed to be conducted or the business prospects of the Business.  Neither the Company with respect to the Business nor any of the Purchased Assets is subject to any outstanding order, judgment or decree issued by any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or any arbitrator.  Except as set forth in Schedule 4.13, the Company is fully insured with respect to each of the matters set forth on Schedule 4.13.

4.14                        Brokerage.  Except as set forth in Schedule 4.14, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of the Company.

4.15                        Governmental Authorizations and Permits.  Schedule 4.15 contains a list of all permits, licenses, variances, franchises, orders, approvals, waivers, consents, certificates, registrations and other authorizations of foreign, federal, provincial, state and local governments, governmental agencies, judicial authority or regulatory body or other similar rights owned,  possessed, necessary, or used by the Company in the conduct of the Business (collectively, the “Governmental Authorizations”).  Except as set forth on Schedule 4.15, no Governmental Authorizations are required to operate the Business as currently conducted.

4.16                        Employees.

(a)                                 Except as set forth on Schedule 4.16(a),

(i)                                     to the Company’s Knowledge, no Transferred Employee has any plans to terminate his, her or its employment or relationship as an independent contractor with the Company.  The Company has complied in all respects with all applicable laws relating to the employment of personnel and labor, including provisions thereof relating to wages, hours, vacation, overtime, notice, pay in lieu of notice, termination and severance pay, obligation, human rights, occupational health and safety, equal opportunity, collective bargaining and the payment of social security and other Taxes, the Worker Adjustment and Retraining Notification Act, and the Immigration Reform and Control Act of 1986, or any similar provisions of foreign, federal, state or local law with respect to the Business;

(ii)                                  the Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, unfair labor practices claims or other material employee or labor disputes with respect to the Business.  The Company has not engaged in any unfair labor practice with respect to the Business and there are no charges of unfair labor practices or other employee-related complaints pending or, to the Company’s Knowledge, threatened against the Company before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the Department of Labor, or any other Governmental Authority;

(iii)                               the Company is not subject to any claim for wrongful dismissal, constructive dismissal or any other claim or complaint (actual or, to the Company’s Knowledge, threatened), or any litigation (actual or, to the Company’s Knowledge, threatened), relating to employment, discrimination or termination of employment of any Employee or other Person, who is or was employed in connection with the Business;

(iv)                              neither the Company, nor to the Company’s Knowledge, any Employee of the Company is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar Contract with a party other than the Company affecting or in conflict with the Business as presently conducted; and

(v)                                 within the 60 calendar days preceding the Closing Date, no Employees or other Persons have ceased to be employed by the Company, whether by reason of termination or otherwise.  There are no Employees or other Persons currently receiving COBRA benefits or entitled to elect to receive COBRA benefits.

(b)                                 Schedule 4.16(b) sets forth the names, current annual or, as the case may be, hourly rate of compensation (including salary, bonuses and commissions) of all Persons employed on a full-time basis by the Company in connection with the Business (including independent contractors) together with their job title; provided, such Schedule 4.16(b) does not include Employees that are seasonal or otherwise not employed full-time.

(c)                                  The Company has not made any promises or representations to any Employee or Person concerning employment with the Company or Buyer following the Closing Date, and the Company has not informed any Employee or other Person that such Person will receive any compensation as a result of the transactions contemplated by this Agreement, the Transaction Documents or otherwise.  The transactions contemplated by this Agreement or the Transaction Documents will not result in any liability for severance pay to any Employee of the Company or any other Person.

4.17                        Employee Benefit Plans.

(a)                                 Except as set forth on Schedule 4.17, with respect to Employees or former employees of the Company, independent contractors, or the spouses, beneficiaries or dependents thereof, the Company does not maintain and has not maintained, does not contribute to and has not contributed to, does not have and has not had any obligation to contribute to, and does not have and has not had any actual Liability or potential Liability with respect to any (i) deferred compensation or bonus or retirement plans or arrangements, (ii) qualified or nonqualified defined contribution or defined benefit plans or arrangements which are employee pension benefit plans (as defined in Section 3(2) of ERISA), (iii) employee welfare benefit plans

(as defined in Section 3(1) of ERISA), unit option or unit purchase plans, or fringe benefit plans or programs whether in writing or oral and whether or not terminated, or (iv) employee benefit plan (as defined in Section 3(3) of ERISA) or other written or unwritten employee benefit plan, policy, program, contract or arrangement of any kind for one or more Employees or Persons.  The Company has never contributed to any multiemployer pension plan (as defined in Section 3(37) of ERISA), and the Company has never maintained or contributed to any defined benefit plan (as defined in Section 3(35) of ERISA).  The plans listed on Schedule 4.17 are referred to herein as the “Plans.”

(b)                                 The Plans (and related trusts and insurance contracts) listed on Schedule 4.17 comply in form and in operation in all respects with the requirements of applicable laws and regulations, including ERISA and the Code and the nondiscrimination and other rules thereof.  The Plans that are intended to be “tax qualified plans” under Section 401(a) of the Code have received a favorable determination letter from the Internal Revenue Service as to the qualification under the Code of such plan, and the Company is not aware of any action or failure to act that would prevent such Plans from being tax qualified under Section 401(a) of the Code.  The Company and all members of the Controlled Group have complied with the requirements of COBRA.

(c)                                  With respect to each of the Plans listed on Schedule 4.17, all contributions which are due (including all employer contributions and employee salary reduction contributions) have been paid to such Plans and all premiums or other payments which are due have been timely paid.

(d)                                 The Company has not, incurred any Liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, any multiemployer plan or otherwise with respect to any employee pension benefit plan currently or previously maintained by members of the controlled group or affiliated service group of corporations or trades or businesses (as defined in Section 414(m), (n) or (o) of the Code) that includes or included the Company (the “Controlled Group”) that has not been satisfied in full, and no condition exists that presents a risk to the Company or any member of the Controlled Group of incurring such a Liability.

(e)                                  With respect to each of the Plans listed on Schedule 4.17 no actions, investigations, suits or claims with respect to the assets thereof (other than routine claims for benefits) are pending or, to the Knowledge of the Company, are threatened, and the Company has no Knowledge of any facts which would give rise to or could reasonably be expected to give rise to any such actions, suits or claims.

(f)                                   With respect to each of the Plans, the Company has, if applicable, furnished or made available to Buyer true and complete copies of (i) the plan documents, summary plan descriptions and summaries of material modifications and other material employee communications (if these documents do not exist, the Company shall furnish a written description of the key features of such plan), (ii) the most recent determination letter received from the Internal Revenue Service, (iii) the Form 5500 Annual Report and summary annual report (including all schedules and other attachments for the 3 most recent plan years), (iv) all related trust agreements, insurance contracts or other funding agreements which implement such plan and (v) all Contracts relating to the plan, including service provider agreements, insurance contracts, investment management agreements and recordkeeping agreements.

4.18                        Insurance.  The Company has the liability insurance listed on Schedule 4.18.  Schedule 4.18 lists and briefly describes each insurance policy (including the type of coverage, insurer, premium paid, policy number, named insured and expiration date of each policy) maintained by or on behalf of the Company with respect to the Business and the Purchased Assets, together with a claims history for the past 5 years.  All of such insurance policies are in full force and effect, and the Company is not in default with respect to its obligations under any such insurance policies.  The Company has not been denied insurance coverage in the past 5 years with respect to any aspect of the Business or any of the Purchased Assets.  Except as set forth on Schedule 4.18, the Company does not have any self-insurance or co-insurance programs with respect to the Business and the Purchased Assets.  Schedule 4.18 contains a summary of the Company’s loss experience under each policy since January 1, 2008.  The Company has delivered to Buyer accurate and complete copies of all policies of insurance that relate to the Business or the Purchased Assets to which the Company is a party or under which the Company is or has been covered at any time during the 5 year period ending on the Closing Date.

4.19                        Affiliate Transactions.  Except for the rights of the unit holders of the Company as unit holders of the Company, the Transaction Documents, or as otherwise disclosed on Schedule 4.19, no officer, director, employee, unit holder, or Affiliate of the Company or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person owns any beneficial interest (collectively, the “Insiders”), is a party to any agreement, Contract, commitment, promissory note, loan or any other actual or proposed transaction with the Company or the Business, or has any material interest in any of the Purchased Assets or other property used by the Company which is material to the operation of the Business.

4.20                        Compliance with Laws.  The Company and its officers, directors, agents and employees have complied in all Material respects with all applicable laws, regulations and ordinances of foreign, federal, state and local governments and all agencies thereof which are applicable to the Business or any of the Purchased Assets, and no claims have been filed against the Company alleging a violation of any such laws or regulations, and the Company has not received notice of any such violations. To the Company’s Knowledge, the Company is not in default under or in violation of any, and has complied in all Material respects, with all statutes, ordinances, regulations, orders, judgments and decrees of any Governmental Authority applicable to the Company or to the Business or the Purchased Assets.  To the Company’s Knowledge, there is no basis for assertion of any violation of the foregoing or for any claim for compensation or damages or otherwise arising out of any violation of the foregoing.  The Company has not received any notification of any asserted present or past failure to comply with any of the foregoing which has not been satisfactorily responded to in the time period required thereunder.

4.21                        Environmental Matters.  Except as set forth on Schedule 4.21, with regard to the Business, the Purchased Assets, the Real Property, the Water Treatment Facility and the Wells:

(a)                                 The Company has complied with and is currently in compliance with all Environmental and Safety Requirements.  The Company has no Liabilities, including corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements and has not received any oral or written notice, report or information regarding any Liabilities, including corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements which relate to the Real Property, the Business or any of its properties or facilities or any of the Purchased Assets.

(b)                                 Without limiting the generality of the foregoing, the Company has obtained and complied with, and is currently in compliance with, all Governmental Authorizations that may be required pursuant to any Environmental and Safety Requirements for the occupancy of its properties or facilities or the operation of the Business.  A list of all such Governmental Authorizations which are material to the Company is set forth on Schedule 4.21.

(c)                                  Neither this Agreement nor the other Transaction Documents nor the consummation of the transactions contemplated hereby and thereby shall impose any Liabilities on the Company with respect to the Business, Buyer or otherwise for site investigation or cleanup, or notification to or consent of any government agencies or third parties under any Environmental and Safety Requirements (including any so called “transaction-triggered” or “responsible property transfer” laws and regulations).

(d)                                 None of the following exists at any property or facility owned, occupied or operated by the Company with respect to the Business in violation of Environmental and Safety Requirements:  (i) underground storage tanks or surface impoundments; (ii) asbestos-containing material in any form or condition; or (iii) materials or equipment containing polychlorinated biphenyls.

(e)                                  The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or Released any substance (including any Hazardous Substance) in violation of Environmental and Safety Requirements, or owned, occupied or operated any facility or property (and no such facility or property is contaminated with any such substance), so as to give rise to Liabilities of the Company with respect to the Business pursuant to CERCLA or any other Environmental and Safety Requirements.

(f)                                   Without limiting the generality of the foregoing, no facts, events or conditions relating to the past or present properties, facilities or operations of the Company shall prevent, hinder or limit continued compliance with Environmental and Safety Requirements, give rise to any corrective, investigatory or remedial obligations pursuant to Environmental and Safety Requirements or give rise to any other Liabilities pursuant to Environmental and Safety Requirements, including those Liabilities relating to onsite or offsite Releases or threatened Releases of hazardous materials, substances or wastes (including any Hazardous Substance), personal injury, property damage or natural resources damage.

(g)                                  The Company has not, either expressly or by operation of law, assumed, undertaken or otherwise become subject to any Liability with respect to the Business, including any corrective, investigatory or remedial obligation, of any other Person relating to any Environmental and Safety Requirements.

(h)                                 No Environmental Lien has attached to any property owned, leased or operated by the Company with respect to the Business.

(i)                                     The Company has furnished or made available to Buyer all Governmental Authorizations, environmental audits, reports, correspondence, notices, studies, filings with any Governmental Authority and other material environmental documents (including without limitation any site assessment or environmental, health or safety audit report, and including a listing of all Hazardous Substances utilized in connection with the Business) relating to the Company and the Business which are in the Company’s possession or under its reasonable control.

4.22                        Product Recall.  Except as set forth on Schedule 4.22, since January 1, 2008, the Company has not, with respect to the Business, made any recall of any of its products.

4.23                        Customers and Suppliers.  Schedule 4.23 sets forth a list of each supplier that has supplied a Material amount of materials, products or services to the Business, together with the aggregate amount paid to such supplier from the Company, during the 12-month period ended September 30, 2013.  Except as set forth on Schedule 1.1(a) with respect to customers, and Schedule 4.23 with respect to suppliers, since December 31, 2012, no customer or supplier listed on such schedules has notified or, to the Company’s Knowledge, threatened the Company that it intends to cease doing business with, or to Materially reduce or terminate its commitments or level of business during calendar years 2013 or 2014 with, the Business.

4.24                        Books and Records.  The books of account and other financial records of the Company, all of which have been made available to Buyer, are complete and correct in all Material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.  The minute books of the Company, all of which have been made available to Buyer, contain records of all meetings held of, and corporate action taken by, the unit holders, the board of managers and any committees of the board of managers of the Company.

4.25                        Disclosure.  No representation or warranty in this Agreement, as qualified by the schedules hereto, contains any untrue statement of a material fact or omits to state a material fact necessary to make such representation or warranty, in light of the circumstances in which it was made, not misleading.

4.26                        Reliance. The foregoing representations and warranties shall not be affected in any respect whatsoever by any investigation heretofore or hereafter conducted by or on behalf of Buyer, whether in contemplation of or pursuant to this Agreement or otherwise.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF INVENTURE AND BUYER

As a material inducement to the Company to enter into this Agreement, each of Inventure and Buyer hereby represents and warrants to the Company that:

5.1       Organization and Corporate Power.  Each of Inventure and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of

Delaware, with full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Inventure or Buyer is a party and perform its obligations hereunder and thereunder.

5.2       Authorization of Transactions.  The execution, delivery and performance of this Agreement and the other Transaction Documents to which Inventure or Buyer is a party have been duly and validly authorized by all requisite corporate action on the part of Inventure or Buyer, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement.  This Agreement constitutes, and each of the other Transaction Documents to which Inventure or Buyer is a party shall, when executed, constitute, a valid and binding obligation of Inventure or Buyer, enforceable in accordance with their terms.

5.3       No Violation.  Neither Inventure nor Buyer is subject to or obligated under its certificate of incorporation, its by-laws, any applicable law, or rule or regulation of any Governmental Authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement and the other Transaction Documents to which Inventure or Buyer is a party.

5.4       Governmental Authorities and Consents.  Neither Inventure or Buyer is required to submit any notice, report or other filing with any Governmental Authority in connection with the execution or delivery by it of this Agreement and the other Transaction Documents to which Inventure or Buyer is a party or the consummation of the transactions contemplated hereby or thereby, except for the applicable requirements of the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended.  No consent, approval or authorization of any Governmental Authority or any other party or Person is required to be obtained by Inventure or Buyer in connection with its execution, delivery and performance of this Agreement and the other Transaction Documents to which Inventure or Buyer is a party or the transactions contemplated hereby or thereby.

5.5       Brokerage.  Other than with respect to Wedbush Securities Inc., there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Inventure or Buyer.

5.6       Financial Capability.  Inventure or Buyer has the financial resources available to consummate the transactions contemplated in this Agreement.

ARTICLE 6
INDEMNIFICATION AND RELATED MATTERS

6.1       Survival.

(a)                                 Survival of Representations, Warranties, Covenants and Agreements.  All representations, warranties, covenants and agreements set forth in this Agreement shall survive the Closing Date.  Notwithstanding the foregoing, no Party shall be entitled to recover for any Loss pursuant to Section 6.2(a)(i) or Section 6.2(b)(i) unless written notice of a claim thereof is delivered to the other Party prior to the Applicable Limitation Date.

For purposes of this Agreement, the term “Applicable Limitation Date” means the 18 month anniversary of the Closing Date; provided that the Applicable Limitation Date with respect to any Loss arising from or related to a breach of the representations and warranties of the Company and the Members set forth in Section 4.1 (Organization and Corporate Power), Section 4.2 (Authorization of Transactions), Section 4.3 (Absence of Conflicts), Section 4.7 (Title to Properties), Section 4.10 (Taxes), Section 4.17 (Employee Benefit Plans), and Section 4.21 (Environmental Matters) (collectively, the “Fundamental Representations”), shall be the expiration of the statute of limitations (including any extensions thereto to the extent that such statute of limitations may be tolled) applicable to the Tax or breach, as the case may be, which gave rise to such Loss.

(b)                                 Special Rule For Fraud.  Notwithstanding anything in this Section 6.1 to the contrary, in the event of any breach of a representation or warranty by a party hereto that constitutes fraud, the representation or warranty shall survive consummation of the transactions contemplated in this Agreement and continue in full force and effect without any time limitation.

(c)                                  Risk Allocation.  The representations, warranties, covenants and agreements made herein, together with the indemnification provisions herein, are intended among other things to allocate the economic cost and the risks inherent in the transactions contemplated hereby between the Parties hereto and, accordingly, a Party shall be entitled to the indemnification or other remedies provided in this Agreement by reason of any breach of any such representation, warranty, covenant or agreement by another party hereto notwithstanding whether any employee, representative or agent of the Party seeking to enforce a remedy knew or had reason to know of such breach.

6.2       Indemnification.

(a)                                 Company Indemnification.  The Company and the Members, jointly and severally, shall indemnify each of Inventure and Buyer and its officers, directors, employees, agents, representatives, Affiliates, successors and permitted assigns (collectively, the “Buyer Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Parties in respect of any loss (excluding diminution in value), Liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys’ fees and expenses, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, “Losses” and each individually, a “Loss”) which any such Buyer Party may suffer, sustain or become subject to, arising out of, as a result of, or by virtue of:

(i)                                     the breach of any representation or warranty made by the Company and/or the Members contained in this Agreement or any Transaction Document (for purposes of this Article 6, the representations and warranties of the Company and/or the Members shall not be deemed qualified by any references to materiality or to Material Adverse Effect);

(ii)                                  the breach of any covenant or agreement made by the Company and/or the Members contained in this Agreement or any Transaction Document;

(iii)                               any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation or execution of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby based upon any alleged agreement, arrangement or understanding between the claimant and the Company or any of their agents or representatives;

(iv)                              any amount payable by the Company to Buyer pursuant to Section 2.7(f)(ii);

(v)                                 any Excluded Liability; or

(vi)                              any Liability arising out of the matters described in Schedules 4.8(a), 4.8(b), 4.8(c), 4.8(d), 4.8(e), or 4.21.

(b)                                 Buyer’s Indemnification.  Inventure and Buyer shall indemnify the Company and its officers, unit holders, managers, employees, agents, representatives, Affiliates, successors and permitted assigns (collectively, the “Company Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse the Company Parties in respect of any Loss which any such Company Party may suffer, sustain or become subject to, arising out of, as the result of, in connection with, relating or incidental to or by virtue of:

(i)                                     the breach of any representation or warranty made by Inventure or Buyer contained in this Agreement or any Transaction Document;

(ii)                                  the breach of any covenant or agreement made by Inventure or Buyer contained in this Agreement or any Transaction Document;

(iii)                               any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation or execution of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby based upon any alleged agreement, arrangement or understanding between the claimant and Inventure or Buyer or any of their respective agents or representatives;

(iv)                              any amount payable by Buyer to the Company pursuant to Section 2.7(f)(i) or Section 2.8; or

(v)                                 any Assumed Liability.

(c)                                  Limitations on Indemnity.  The indemnification provided for in subsections (a) and (b) above is subject to the following limitations:

(i)                                     No party hereto will be liable hereunder with respect to claims referred to in Section 6(a)(i) or Section 6(b)(i) above unless a Party gives written notice thereof within the Applicable Limitation Date.  Notwithstanding any implication to the contrary contained in this Agreement, so long as a Party delivers written notice of a claim no later than the Applicable Limitation Date, the other Parties hereto shall be required to indemnify hereunder for all Losses which such Parties may incur (subject to the Deductible and Cap, if applicable) in respect of the matters which are the subject of such claim, regardless of when incurred.

(ii)                                  The Company and the Members shall not be liable to Buyer Parties, and Inventure and Buyer shall not be liable to the Company Parties, for any Loss arising under Section 6.2(a)(i) or Section 6.2(b)(i) unless, and only to the extent, the aggregate amount of all such Losses exceeds $100,000.00 (the “Deductible”), in which case such party(ies) shall be liable for all such Losses in excess of the Deductible, but not the initial $100,000.00; provided that the Company’s and the Members’ aggregate liability arising under Section 6.2(a)(i) or Inventure’s and Buyer’s aggregate liability under Section 6.2(b)(i) shall in no event exceed $7,900,000.00, respectively (the “Cap”); provided further that the foregoing limitations (i.e., the Deductible and the Cap) shall not apply with respect to any Loss arising from or related to a breach of any of the Fundamental Representations or any breach of a representation or warranty by a party hereto that constitutes fraud.

(iii)                               To the extent any claim for indemnification by any Buyer Party is covered by applicable insurance, each of Inventure and Buyer agrees that it must first use commercially reasonable efforts to seek recovery from such insurance and the indemnification claim shall be reduced to the extent of any such insurance proceeds actually paid to Inventure or Buyer, as the case may be.

(iv)                              Subject to the provisions of this Section 6.2(c), any claim for indemnification by an Indemnified Party shall not be adversely affected by any investigation by or opportunity to investigate afforded to the Indemnified Party, nor shall such a claim be adversely affected by the Indemnified Party’s knowledge on or before the date hereof of any breach of the type specified in Section 6.2 or of any state of facts that may give rise to such a breach. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not adversely affect the right to indemnification, payment of Losses or other remedy based on such representations, warranties, covenants or obligations.

(d)                                 Procedure.  If a party hereto seeks indemnification under this Article 6 (the “Indemnified Party”) with respect to any claim, demand, action, proceeding or other matter pursuant to this Agreement or arising out of the transactions contemplated hereby (the “Claim”), the Indemnified Party shall give written notice to the other party(ies) (the “Indemnifying Party”) after receiving written notice of or discovering facts giving rise to the Claim (a “Notice of Claim”), which Notice of Claim shall contain the following information to the extent it is reasonably available to the Indemnified Party:  (i) an estimate of the amount then reasonably ascertainable of the alleged loss, expense or liability against which the Indemnified Party is indemnified; (ii) a description, in reasonable detail, of the circumstances giving rise to the alleged loss, expense, or liability; and (iii) a statement identifying each party against whom a Claim is asserted; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its or his obligations hereunder except to the extent the Indemnifying Party is materially prejudiced by such failure.  If the Indemnifying Party notifies the Indemnified Party within 30 calendar days after receiving the Notice of Claim that it will assume the defense thereof:

(i)                                     the Indemnifying Party shall defend the Indemnified Party against the matter with counsel of the Indemnifying Party’s choice reasonably satisfactory to the Indemnified Party;

(ii)                                  the Indemnified Party may retain separate counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate counsel to the extent the Indemnifying Party reasonably concludes based upon advice of counsel that a conflict of interest exists between the Indemnified Party and Indemnifying Party based on the existence of one or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or available to the Indemnifying Party, but the assertion of which would be adverse to the interest of the Indemnified Party);

(iii)                               the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld unreasonably); and

(iv)                              the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld unreasonably).

If the Indemnifying Party does not notify the Indemnified Party within 30 calendar days that it will assume the defense thereof, then the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deemed appropriate, without prejudice to any of its rights hereunder.  The Indemnified Party and the Indemnifying Party shall each use commercially reasonable efforts to cooperate with the other such Party in connection with the defense of third-party Claims.

(e)                                  Payments.  The Indemnifying Party shall pay the Indemnified Party in immediately available funds for any actual Loss that has occurred promptly after the Indemnified Party provides the Indemnifying Party with written notice of a claim hereunder and such parties reasonably agree that there is a reasonable basis for such claim.

(f)                                   Right of Setoff.  Buyer shall have the right to obtain any amount Buyer is entitled to receive from the Company and/or the Members under this Article 6 from the Escrow Amount, the Earnout Payment or any other amounts otherwise payable by Buyer to the Company and/or the Members under this Agreement.

(g)                                  Purchase Price Adjustments.  Amounts paid to or on behalf of the Company or Buyer as indemnification shall be treated as adjustments to the Purchase Price.

(h)                                 Maximum Contribution.  If and to the extent any provision of this Article 6 is unenforceable for any reason, the Indemnifying Party hereby agrees to make the maximum contribution to the payment and satisfaction of any Loss for which indemnification is provided for in this Section 6.2 which is permissible under applicable legal requirements.

ARTICLE 7
ADDITIONAL AGREEMENTS

7.1       Tax Matters.

(a)                                 Transfer Taxes.  All transfer, documentary, use, stamp, registration, transaction privilege, sales and other such Taxes and fees (including any penalties and interest thereon) incurred in connection with this Agreement shall be paid by the Company when due, and the Company shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, use, stamp, registration, transaction privilege, sales and other Taxes and fees, and if required by applicable law, Buyer shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(b)                                 Allocation.  Buyer and the Company shall jointly allocate the Purchase Price in accordance with Section 1060 of the Code (the “Allocation”) among the Purchased Assets, in accordance with the provisions of Schedule 7.1(b) hereto.   For purposes of the Allocation, the Purchase Price shall include Assumed Liabilities for U.S. federal income Tax purposes.  To the extent that the Purchase Price is adjusted after the Closing Date pursuant to Section 2.7, Buyer and the Company agree to revise and amend the Allocation in accordance with the character of each such adjustment, consistent with the methodology set forth in this Section 7.1.  The Company and Buyer agree to prepare and file an IRS Form 8594 or such other form or statement as may be required by applicable law, rule or regulation, and any comparable state or local income tax form, in a manner consistent with the Allocation.  The Company and Buyer shall adhere to the Allocation for all Tax-related purposes including any federal, foreign, state, county or local income and franchise Tax Return filed by them after the Closing Date, including the determination by the Company of taxable gain or loss on the sale of the Purchased Assets and the determination by Buyer of its tax basis with respect to the Purchased Assets.  Neither Buyer nor the Company shall file any Tax Returns or, in a judicial or administrative proceeding, assert or maintain any Tax reporting position that is inconsistent with this Agreement or the Allocation agreed to in accordance with this Agreement, unless required to do so by applicable law.

(c)                                  The Parties hereto agree that the Purchase Price and the Assumed Liabilities will be allocated to the Purchased Assets for all purposes (including Tax and financial accounting purposes) in a manner consistent with Schedule 7.1(b) by Buyer and the Company prior to Closing.  The Company and Buyer will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such values and allocation.

(d)                                 Cooperation on Tax Matters.  Buyer and the Company shall cooperate fully, as and to the extent reasonably requested by any Party, in connection with the filing of Tax Returns for the Business and any audit, litigation or other proceeding with respect to Taxes for the Business.  Such cooperation shall include the retention and (upon any Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The

Company agrees (i) to retain all books and records with respect to Tax matters and pertinent to the Business relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) for the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Buyer so requests, the Company shall allow Buyer to take possession of such books and records.

7.2       Press Releases and Announcements.  Prior to the Closing Date, no press releases related to this Agreement and the transactions contemplated herein, or other announcements to the employees, customers or suppliers of the Company shall be issued by the Company or Buyer without the approval of all Parties, except as required by law or regulation (in which case the disclosure shall be prepared jointly by the Company and Buyer).  After the Closing Date, no press releases related to this Agreement and the transactions contemplated herein, or other announcements to the employees, customers or suppliers of the Company shall be issued by the Company without the approval of Buyer, except as required by law or regulation (in which case the disclosure shall be prepared jointly by the Company and Buyer).

7.3       Further Transfers.  The Company and each of the Members shall execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request (provided that the Company and the Members incur no unreasonable out-of-pocket costs in taking such actions) to effect, consummate, confirm or evidence the transfer to Buyer of the Purchased Assets and any other transactions contemplated hereby.  The Company and each of the Members will execute such documents as may be necessary to assist Buyer in preserving or perfecting its rights in the Purchased Assets.  Buyer will execute and deliver such further instruments and take such additional actions as the Company may reasonably request to effect, consummate, confirm or evidence the assumption by Buyer of the Assumed Liabilities and any other transactions contemplated hereby.

7.4       Specific Performance.  The Company and each of the Members acknowledges that the Business is unique and recognizes and affirms that in the event of a breach of this Agreement by the Company or any Member, money damages may be inadequate and Buyer may have no adequate remedy at law.  Accordingly, the Company and each of the Members agrees that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations of the Company or any Member hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief.  If any such action is brought by Buyer to enforce this Agreement, the Company hereby waives the defense that there is an adequate remedy at law.

7.5       Expenses.  Except as otherwise provided herein, each Party shall pay all of its, his or her own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, accountants, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of the Letter of Intent, this Agreement, the other Transaction Documents, the performance of its, his or her obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

7.6                               Non-Competition; Non-Solicitation and Confidentiality.

(a)                                 Non-Competition.  The Company and each of the Members (each a “Restricted Party”) covenants and agrees, in further consideration of the Purchase Price and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), that during the period beginning on the Closing Date and ending on the 5 year anniversary of the Closing Date (the “Non-Compete Period”), such party will not, and will cause its Affiliates not to, directly or indirectly, own any interest in, operate, manage, join, control, finance, participate in the ownership, management, operation or control of, or be paid or employed by, or acquire any securities of, or otherwise become associated with or provide assistance to, as an employee, consultant, director, officer, equity holder, partner, member, agent, associate, principal, creditor, representative or in any other capacity, any sole proprietorship or business entity engaged either directly or indirectly in the manufacture, distribution and/or marketing of frozen vegetables, frozen berries or other frozen foods sold by the Company in the year immediately preceding the Closing Date, including without limitation packaging and selling (each and collectively, a “Competitive Business”) in the United States and each, state, territory, county, city or other political subdivision of the United States (the “Restricted Territory”).  Notwithstanding the foregoing, the Restricted Party shall not be prohibited from being a passive owner of not more than 5% of the outstanding shares of any publicly-held Competitive Business that has shares listed for trading on a securities exchange registered with the Securities and Exchange Commission or through an automated quotation system of a registered securities association so long as such Person does not have active participation in the business of such Competitive Business.

(b)                                 Non-Solicitation.  Each Restricted Party agrees that, without the prior written consent of Buyer, during the 5 year period beginning on the Closing Date, such Restricted Party shall not (i) directly or indirectly contact, approach or solicit, for the purpose of offering employment (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any of the Transferred Employees employed by Buyer at any time after the Closing Date, or (ii) take any action that would reasonably be expected to materially interfere with Buyer’s business relationships with its customers, suppliers, distributors or brokers; provided, however, that this Agreement shall not restrict general advertisements of employment not specifically directed to Transferred Employees or the right of a Restricted Party to hire any Transferred Employee who has responded to any such general advertisement.

(c)                                  Confidentiality.  During the Restricted Period, each Restricted Party shall treat and hold as confidential any information concerning the Business or the Purchased Assets that is not generally available to the public (the “Confidential Information”), refrain from using any of the Confidential Information except in connection with this Agreement and the other Transaction Documents, and, at the request of Buyer, deliver promptly to Buyer or certify to Buyer as to the destruction of, all tangible embodiments (and all copies) of the Confidential Information which are in its possession or under its control.  In the event that the Restricted Party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Party shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 7.6(c).  If, in the absence of a protective order or the receipt of a waiver hereunder, the Restricted Party is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Party may disclose the Confidential Information to the tribunal; provided that such disclosing Party shall use reasonable best efforts to obtain, at the request and expense of Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

(d)                                 Remedy for Breach.  Each Party acknowledges and agrees that in the event of a breach of any of the provisions of this Section 7.6, monetary damages shall not constitute a sufficient remedy.  Consequently, in the event of any such breach, each Party and/or its respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.

(e)                                  Enforcement.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.6 is invalid or unenforceable, each of the Parties agrees that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.  Without limiting the generality of the foregoing, if a court of competent jurisdiction determines that:

(i)                                     The geographic scope is unenforceable under applicable law because it is too broad, the Restricted Territory shall be amended by eliminating geographical areas and states from the following list until the Restricted Territory is determined to be reasonable:  Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, District of Columbia, Florida, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin, Wyoming, Georgia, Thomas County, Georgia, Jackson County, Georgia, Thomasville, Georgia and Jefferson, Georgia.  The parties acknowledge and agree that if any of the geographic areas or States listed above are required by law to be eliminated, it would be fair and appropriate to do so in the inverse order of the volume of revenue received or projected to be received by the Company from such area or State at the time of determination.

(ii)                                  The time period for the restriction is unenforceable because it is too long, the time period shall be for the longest of the following periods that the court determines is reasonable under the circumstances:  4 years, 3 years, 2 years, 1 year, 11 months, 10 months, 9 months, 8 months, 7 months, or 6 months after the Closing Date.

(f)                                   Acknowledgment.  The Company and each of the Members acknowledges and agrees that (i) the restrictions contained in this Section 7.6 are reasonable in all respects (including with respect to subject matter, time period and geographical area) and are necessary to protect Buyer’s interest in, and value of, the Business (including the goodwill inherent therein), (ii) the Company is primarily responsible for the creation of such value, and (iii) Buyer would not have consummated the transactions contemplated hereby without the restrictions contained in this Section 7.6.

(g)                                  Breach by the Buyer.   In the event that the Company is entitled to receive the Earnout Payment as provided in Section 2.8 and the Buyer fails to deliver such payment to the Company, then the provisions set forth in this Section 7.6 applicable to the Restricted Parties shall terminate and be of no further force and effect.   Notwithstanding the foregoing, the provisions set forth in this Section 7.6 applicable to the Restricted Parties will not terminate and will remain in full force and effect until (i) Buyer has received written notice from the Company stating that Buyer has failed to deliver the Earnout Payment to the Company, and (ii) Buyer has not disputed or corrected such failure within five (5) Business Days after receipt of such written notice from the Company.

7.7       Employee and Employee Benefit Matters.

(a)                                 Effective as of the Closing Date, Buyer may offer employment to the employees of the Company who are actively employed by the Company as of the Closing Date and other employees of the Company that are listed on Schedule 4.16(b) (collectively, the “Employees”) on such terms and conditions as are acceptable to Buyer in its sole discretion.  All Employees who, on or immediately after the Closing Date, accept any offer of employment from Buyer and become employees of Buyer shall be referred to herein as the “Transferred Employees.”

(b)                                 Buyer shall, in its discretion, decide the fringe benefits, if any, that it will provide to the Transferred Employees.

(c)                                  With respect to each Company group health plan subject to COBRA, the Company shall retain all Liability and responsibility for providing and administering all required notices and continuation coverage under COBRA to Transferred Employees, all Employees other than Transferred Employees, and any “M&A qualified beneficiaries” as defined under Treasury Regulation Section 54.4980B-9.

(d)                                 No provision of this Agreement shall be construed to amend any provision of any employee benefit plan or arrangement maintained by Buyer.

(e)                                  Without limiting the generality of the Excluded Liabilities, the Company agrees that it shall retain, be responsible for, perform and pay:

(i)                                     all Liabilities (including without limitation any claim of any governmental agency, any trustee, any fiduciary, any plan administrator, any Person dealing with any of the Plans, any Employee, Person or any beneficiary and without regard to whether such Liability arises prior to or after the Closing Date or results from an event, prior to or after the Closing Date) which relate to (A) any program, plan, policy or arrangement (whether or not terminated) (w) which is or has been maintained, established, or offered by the Company, (x) to which the Company contributes or has contributed, (y) to which the Company has or has had any obligation to contribute, or (z) to which the Company has or has had any Liability or potential Liability, including without limitation any of the Plans; all Liabilities relating to any such program, plan, policy, or Plans, which may result as a violation of law or any Liability, including any potential or actual Liability, relating to any failure to comply with the requirements of law;

(ii)                                  duties and Liabilities relating to any claims by Employees or former employees or independent contractors (including dependents, spouses and other beneficiaries thereof) of the Company or its Subsidiaries (or any predecessors) for:  (A) medical costs and expenses incurred as a result of claims, injuries, facts or conditions suffered on or prior to the Closing Date including any claims, costs or expenses relating to or arising under any of the Plans (including any claims, costs or expenses related to continuation coverage provided to any former employee, Person or dependent thereof as of or prior to the Closing Date), and (B) costs, expenses and other Liabilities under any workers’ compensation laws, regulations, requirements or programs to the extent related to any claim arising from or alleged to arise from or in connection with any fact, event, claim, injury or condition occurring on or prior to the Closing Date;

(iii)                               duties, contributions and Liabilities relating to any claims for notice, pay in lieu of notice, severance pay, vacation pay, bonus, commissions, overtime pay, death, disability or other health or welfare or fringe benefits, including any benefit offered or available under any of the Plans, payable as a result of facts, actions or conditions existing on or prior to the Closing Date or which are provided to any Person who is not an active Employee (or a dependent thereof) of the Company on or immediately prior to the Closing Date; and

(iv)                              contributions, premiums, duties and Liabilities relating to the Company’s obligation to contribute to any of the Plans with respect to the operation of the Company’s business on or prior to the Closing Date (regardless of when any such contribution is required to be made).

7.8       Insurance.  The Parties acknowledge that the insurance coverage applicable to the Business for periods prior to Closing was maintained by the Company prior to Closing and, except as otherwise set forth herein, the insurance policies applicable to Business are not being transferred to Buyer at Closing. The Company covenants and agrees that (i) it shall obtain an extended reporting period of 5 years under the Employment Practices Liability, Director & Officer Liability (the “EPL and D&O Extended Reporting Period”) and 3 years under the Pollution Liability (the “Pollution Extended Reporting Period,” and together with the EPL and D&O Extended Reporting Period, collectively, the “Extended Reporting Period”) insurance policies (the “Claims Made Policies”) set forth on Schedule 4.18, with respect to occurrences prior to the Closing Date; and (ii) the Company shall cause Buyer to be an “additional insured” under the Company’s Commercial General Liability, Commercial Automobile Liability and Umbrella Liability insurance policies set forth on Schedule 4.18 (the “Occurrence Policies;” the Claims Made Policies and the Occurrence Policies are collectively the “Retained Policies”) after the Closing (subject only to deductibles, self-insured retentions and policy limits thereof set forth on Schedule 4.18), with respect to occurrences prior to the Closing, regardless of whether claims are brought prior to or after the Closing; provided that, as to the Claims Made Policies, such claims must be brought within the Extended Reporting Period.  The Company shall give notice to the insurers under the Retained Policies with respect to any claims which they reasonably expect to exceed 50% of the applicable deductible or other loss retention feature of the Retained Policies, and the Company will be responsible for satisfying any deductibles, self-insured portions, retentions and other retained amounts on insurance coverage with respect to losses arising under claims made under the Retained Policies.  With respect to the Claims Made Policies, Buyer shall reimburse the Company for the premiums of the Extended Reporting Period paid by the Company.

7.9       Transition Services.  The Company shall not in any manner take any action which is designed, intended or might reasonably be anticipated to have the effect of discouraging customers, suppliers, vendors, service providers, employees, lessors, licensors and other business relations from maintaining the same business relationships with the Business after the date of this Agreement.  The Company shall refer all customer inquiries relating to the Business to Buyer from and after the Closing Date.

7.10                        Discharge of Liabilities.  The Company shall pay and perform all of the Excluded Liabilities (including Indebtedness incurred by the Company in connection with the operation of the Business outstanding as of the Closing Date) in a timely manner and so as to prevent claims by third parties against the Buyer Parties.

7.11                        Use of Names.  The Company shall, on or prior to the Closing Date, change its name to “BSL Investments LLC.”  For the avoidance of doubt, as between Buyer and its Affiliates, on the one hand, and the Company and its Affiliates, on the other hand, Buyer and its Affiliates shall own all rights to the name “Fresh Frozen Foods” and any derivatives thereof from and after the Closing (it being understood and agreed that such names are included as Purchased Assets).

7.12                        Financial Statements.  No later than 30 calendar days after the Closing Date, the Company will provide to Buyer the Company’s unaudited balance sheet and the related unaudited statements of income for the year-to-date period ending on the Closing Date (the “Closing Date Financial Statements”).  The Closing Date Financial Statements will be prepared in accordance with GAAP, consistently applied. After the Closing, the Company shall cause the Company’s current auditors to (a) cooperate with Inventure and its auditors to resolve any discrepancies under GAAP, Regulation S-X and PCAOB independence standards with respect to the Financial Statement and the Closing Date Financial Statements, and (b) provide all written consents required by Inventure and its auditors to comply with applicable securities laws and regulations regarding Inventure’s use of the Financial Statements and the Closing Date Financial Statements in its regulatory filings.  The Closing Date Financial Statements will fairly present the financial condition and the results of operations and changes in unit holders’ equity of the Company as of the respective dates of and for the periods referred to therein.

ARTICLE 8
MISCELLANEOUS

8.1       Amendment and Waiver.  This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver shall be binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party.  No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

8.2       Notices.  All notices, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested, or delivered by express courier service or by facsimile, if a facsimile number is provided below (with hard copy to follow).  Notices, demands and communications to the Company, the Members and Buyer shall, unless another address is specified in writing, be sent to the address or fax number indicated below:

Notices to the Company or the Members: 125 Creek Plantation Drive Athens, GA 30606 Attention: Bill Griffin	with a copy to: Barnes & Thornburg LLP Prominence in Buckhead 3475 Piedmont Road N.E., Suite 1700 Atlanta, GA 30305 Attention: Stuart C. Johnson Fax: (404) 264-4033

Notices to Buyer: FFF Acquisition Sub, Inc. 5415 East High Street, Suite 350 Phoenix, AZ 85054 Attention: Steve Weinberger Fax: (602) 522-2690	with a copy to: Osborn Maledon, P.A. 2929 N. Central Ave., 21st Floor Phoenix, AZ 85012 Attention: Christopher S. Stachowiak Fax: (602) 640-9050

8.3                               Binding Agreement; Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party hereto without the prior written consent of all other Parties.  Notwithstanding the foregoing, without the prior written consent of the Company, each of Buyer and its permitted assigns may at any time, in its sole discretion, assign, in whole or in part, (a) its rights and obligations pursuant to this Agreement and the other Transaction Documents to one or more of its Affiliates; or (b) its rights under this Agreement and the other Transaction Documents for collateral security purposes to any lender providing financing to Buyer, such permitted assign or any of their Affiliates and any such lender may exercise all of the rights and remedies of Buyer or such permitted assign hereunder and thereunder, provided that any such assignment shall not release Inventure or Buyer from its respective obligations hereunder.

8.4       Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

8.5       Construction.  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.  Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.  The word “including” shall mean including without limitation.  Nothing in the schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.  The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.  In addition, each of the Parties acknowledges and agrees that any Purchase Price adjustment as a result of the application of Section 2.7 does not prejudice or limit in any respect whatsoever any Party’s rights to indemnification under any other provision of this Agreement.

8.6       Captions and Headings.  The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

8.7       Entire Agreement.  The schedules identified in this Agreement are incorporated herein by reference.  This Agreement and the documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way, including the Letter of Intent.

8.8       Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

8.9       Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Arizona, without giving effect to any choice of law or conflict of law provision (whether of the State of Arizona or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Arizona.

8.10                        Parties in Interest.  Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement.

8.11                        CONSENT TO JURISDICTION.  THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL PROPERLY (BUT NOT EXCLUSIVELY) LIE IN ANY FEDERAL OR STATE COURT LOCATED IN PHOENIX, ARIZONA OR ATLANTA, GEORGIA.  BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY

IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION.  THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION.  THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

8.12                        Delivery by Facsimile or Electronic Transmission.  This Agreement and any Transaction Document, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.  At the request of any Party hereto or to any such contract, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such contract shall raise the use of a facsimile machine or electronic transmission to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or electronic transmission as a defense to the formation of a contract and each such Party forever waives any such defense.

8.13                        Attorneys’ Fees.  In the event of a dispute regarding the interpretation or enforcement of this Agreement, the prevailing party in such dispute shall be entitled to recover its reasonable attorneys’ fees and costs incurred in connection therewith, including without limitation fees and costs of trial and in appeal.

8.14                        No Merger.  The terms and conditions of this Agreement will not be superseded by nor merge into, and will survive the execution, delivery, registration and/or recording of, any limited warranty deeds or other documents or instruments relating to the Buildings or the Owned Real Property.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed this Asset Purchase Agreement as of the date first written above.

THE COMPANY:
FRESH FROZEN FOODS, LLC

By:	/s/ Billy F. Griffin, Jr.
Name:	Billy F. Griffin, Jr.
Its:	CEO

INVENTURE:
INVENTURE FOODS, INC.

By:	/s/ Steve Weinberger
Name:	Steve Weinberger
Its:	CFO

BUYER:
FFF ACQUISITION SUB, INC.

By:	/s/ Steve Weinberger
Name:	Steve Weinberger
Its:	CFO

THE MEMBERS:
BILLY F. GRIFFIN, JR.

/s/ Billy F. Griffin, Jr.
Billy F. Griffin, Jr.

STEPHEN PARSON

/s/ Stephen Parson
Stephen Parson

GRIFFIN FAMILY TRUST

/s/ Wade Shields
Wade Shields, not individually but solely in his capacity as Trustee of the Griffin Family Trust

Signature Page to Asset Purchase Agreement